Exhibit 4(a)
Execution Version
REIMBURSEMENT AGREEMENT
Dated as of December 14, 2010
Among
THE BANKS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
and
TUCSON ELECTRIC POWER COMPANY,
as applicant

J.P. Morgan Securities LLC,
as Lead Arranger
$36,700,000 Pollution Control Revenue Bonds, 2010 Series A
(Tucson Electric Power Company Navajo Project)

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Schedule

9.13	Bank Notice Addresses

Exhibits

A	Form of Letter of Credit
B	[Reserved].
C	Form of U.S. Tax Certificate
D	Form of Bond Delivery Agreement
E	Form of Custodian Agreement
F	Form of Twelfth Supplemental Indenture

Annex

I	Pricing Grid

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Reimbursement Agreement
     This REIMBURSEMENT AGREEMENT, dated as of December 14, 2010, is by and among TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (the “Applicant”), the Banks party hereto from time to time, and JPMORGAN CHASE BANK, N.A., a national banking association, as the Issuing Bank and as Administrative Agent.
W I T N E S S E T H:
     WHEREAS, the Coconino County, Arizona Pollution Control Corporation (the “Issuer”) has issued the Coconino County, Arizona Pollution Control Corporation Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric Power Company Navajo Project) (the “1997 Bonds”), the proceeds of which were loaned to the Applicant to finance and refinance the costs to the Applicant of constructing, improving and equipping certain air pollution control facilities (the “Facilities”);
     WHEREAS, the Issuer will issue $36,700,000 in aggregate principal amount of Coconino County, Arizona Pollution Control Corporation Pollution Control Revenue Bonds, 2010 Series A (Tucson Electric Power Company Navajo Project) (the “Bonds”), pursuant to the Indenture (as defined below) to redeem the 1997 Bonds;
     WHEREAS, concurrently with the issuance of the Bonds, the Applicant and the Issuer will enter into a Loan Agreement relating to the Bonds, dated as of December 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) in which, among other things, the Issuer will agree to lend the proceeds of the Bonds to the Applicant, and the Applicant will agree to make payments, in respect of the repayment of such loan, at such times and in such amounts as are required for the payment of the principal of and premium, if any, and interest on the Bonds; and
     WHEREAS, as additional security for the Bonds, the Applicant has requested the Issuing Bank to issue for the account of the Applicant in favor of the Trustee its irrevocable transferable direct pay letter of credit in the form of Exhibit A attached hereto (as amended from time to time, the “Letter of Credit”) in an Original Stated Amount of $37,152,465.75; and
     WHEREAS, the Issuing Bank has been requested by the Applicant to provide a liquidity facility in the form of certain liquidity drawings under the Letter of Credit and the Issuing Bank has agreed to issue the Letter of Credit and to provide such liquidity facility in the manner and subject to the terms and conditions set forth herein.
     Accordingly, the Applicant, the Administrative Agent, the Issuing Bank and the Banks hereby agree as follows:
Article I
Definitions
     Section 1.1. Definitions. As used in this Agreement:

          “ABR Advance” means a Liquidity Advance that bears interest at a rate determined by reference to the Alternate Base Rate.
          “ACC” means the Arizona Corporation Commission.
          “Adjusted LIBO Rate” means an interest rate per annum equal to the product of (x) the LIBO Rate and (y) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent appointed (subject to the acceptance of such appointment) pursuant to Section 8.6 of this Agreement.
          “Affected Bank” is defined in Section 2.17 hereof.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent’s Counsel” is defined in Section 3.1(a) hereof.
          “Agreement” means this Reimbursement Agreement, as amended, restated, supplemented or otherwise modified from time to time.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as applicable.
          “Anti-Terrorism Laws” is defined in Section 4.16(a) hereof.
          “Applicable Margin” means a percentage determined in accordance with the Pricing Grid contained in Annex I hereto, in relation to either an ABR Advance or a Eurodollar Advance, as applicable.
          “Applicable Percentage” means, at any time, with respect to any Bank, a percentage equal to a fraction the numerator of which is such Bank’s Commitment and the denominator of which is the face amount of the Letter of Credit at such time.
          “Applicant” shall have the meaning set forth in the preamble hereto.
          “Approved Fund” is defined in Section 9.7(b) hereof.
          “Assignment and Assumption” means an assignment and assumption entered into by an assigning Bank and an assignee (with the consent of any party whose consent is required by Section 9.7), and accepted by the Administrative Agent, in a form approved by the Administrative Agent.
          “Authorized Officer” means the president, any vice president, the chief financial officer, the principal accounting officer, the treasurer or the controller of the Applicant.
          “Available Amount” shall have the meaning set forth in the Letter of Credit.
          “Banks” means the financial institutions listed on the signature pages hereof, in each case together with their respective successors and assigns. Unless the context otherwise requires, the term “Banks” includes the Issuing Bank.
          “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Bond Delivery Agreement” means the Bond Delivery Agreement of even date herewith among the Applicant and the Administrative Agent, substantially in the form of Exhibit D hereto.
          “Bond Fiduciary” means each of the Trustee and the Remarketing Agent.
          “Bonds” shall have the meaning set forth in the recitals hereto.
          “Business Day” means a day of the year, other than (i) a Saturday, Sunday or legal holiday, or a day on which banking institutions in New York, New York and in any of the cities in which the Principal Offices of the Bank, the Applicant, the Securities Depository, or any Bond Fiduciary are located are required or authorized by law or executive order to be closed or (ii) a day on which the New York Stock Exchange is closed.
          “Cap Interest Rate” shall have the meaning set forth in the Letter of Credit.
          “Capital Lease Investment” of any Person means the aggregate outstanding capitalized amount of Capital Lease Obligations of the Applicant and the Consolidated Subsidiaries that are owned by such Person and in respect of which such Person has the right to receive all future payments to be made.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          “Change in Control” means the failure of UniSource Energy to own and control, of record and beneficially, directly or indirectly, Capital Stock of the Applicant representing 100% of the aggregate ordinary voting power of the Applicant, free and clear of all Liens.
          “Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.
          “Closing Date” means December 14, 2010, or any other Business Day agreed to by the Bank and the Applicant on which the Letter of Credit is issued.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral Mortgage Bonds” means the First Mortgage Bonds, Collateral Series J, substantially in the form attached to the Twelfth Supplemental Indenture.
          “Commitment” means, with respect to each Bank, the commitment of such Bank to acquire participations in the Letter of Credit, expressed as an amount set forth on such Bank’s signature page hereto or in an Assignment and Assumption, as such commitment may be reduced or increased from time to time in accordance with the terms hereof. The initial aggregate amount of the Banks’ Commitment equals the Original Stated Amount.
          “Consolidated Net Worth” means, at any date, the sum as of such date of (a) the par value (or value stated on the books of the Applicant) of all classes of Capital Stock of the Applicant and its Subsidiaries, excluding the Applicant’s Capital Stock owned by the Applicant and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of consolidated surplus, whether capital or earned, of the Applicant, determined in accordance with GAAP as of the date of determination (excluding the effect on the Applicant’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815).
          “Consolidated Subsidiary” means, at any date, each Subsidiary the accounts of which would be consolidated with those of the Applicant in the Applicant’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
          “Consolidated Total Capitalization” means, with respect to the Applicant at any time, the sum of Consolidated Net Worth and Consolidated Total Indebtedness of the Applicant at such time.

          “Consolidated Total Indebtedness” means, as of the last day of any fiscal quarter, (a) the sum (without duplication) for the Applicant and the Consolidated Subsidiaries as of such day of (i) the aggregate outstanding principal amount of the Liquidity Advances and LC Disbursements, (ii) the aggregate outstanding principal amount of other Indebtedness for borrowed money (including Guarantees thereof) and (iii) the aggregate outstanding capitalized amount of Capital Lease Obligations, minus (b) the sum (without duplication) as of such day of (i) the aggregate outstanding capitalized amount of the Capital Lease Investments of the Applicant and the Consolidated Subsidiaries as of such day and (ii) to the extent included in clause (a)(ii) above, any Treasury Indebtedness of the Applicant and the Consolidated Subsidiaries as of such day, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be disregarded for purposes of the determination of Consolidated Total Indebtedness the aggregate outstanding principal amount of any Indebtedness for borrowed money of the Applicant or any of its Subsidiaries for which (1) cash in an amount sufficient to repay and discharge in full such Indebtedness on its scheduled maturity date or redemption date shall have been irrevocably deposited in trust with a trustee, escrow agent, paying agent or similar agent for the payment thereof on such maturity date or redemption date (as the case may be), and (2) the Applicant or such Subsidiary (as the case may be) shall have irrevocably instructed such trustee, escrow agent, paying agent or similar agent (as the case may be) to apply all such cash to the repayment and discharge of such Indebtedness on such maturity date or redemption date (as the case may be).
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Costs” is defined in Section 9.3 hereof.
          “Credit Documents” means this Agreement, the Letter of Credit, the Custodian Agreement, each Fee Letter, each Drawing Document, each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or pursuant to any of the foregoing documents to secure any of the Obligations and, prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.22, the Bond Delivery Agreement, the Twelfth Supplemental Indenture, the Mortgage Indenture and the Collateral Mortgage Bonds.
          “Custodian” means U.S. Bank Trust National Association, in its capacity as Custodian under the Custodian Agreement, together with its successors and assigns in such capacity.
          “Custodian Agreement” means the Custodian and Pledge Agreement of even date herewith among the Applicant, the Issuing Bank and the Custodian, substantially in the form of Exhibit E hereto.
          “Date of Issuance” means the date of issuance and delivery of the Letter of Credit by the Issuing Bank.

          “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.
          “Defaulting Bank” means any Bank, as determined by the Administrative Agent that (a) has defaulted in its obligation to fund its participation in any LC Disbursement or any of its other funding obligations under this Agreement, (b) has notified the Applicant, the Administrative Agent, the Issuing Bank or any Bank in writing of its intention not to fund its participation in any LC Disbursement or any of its other funding obligations under this Agreement, (c) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, (d) has failed, within three (3) Business Days after request by the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund participations in the outstanding or prospective LC Disbursements or (e) shall (or whose parent company shall) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or shall have had any proceeding instituted by or against such Bank (or its parent company) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian for it or for any substantial part of its property) shall occur, or shall take (or whose parent company shall take) any corporate action to authorize any of the actions set forth above in this subsection (e).
          “Defaulting Bank Collateral Account” is defined in Section 2.16(c) hereof.
          “Disclosure Documents” means (i) the Annual Report on Form 10-K of the Applicant for the fiscal year ended December 31, 2009, as filed with the SEC, (ii) the Quarterly Reports on Form 10-Q of the Applicant for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as filed with the SEC, and (iii) the Current Reports on Form 8-K of the Applicant as filed with the SEC on January 15, 2010, March 5, 2010, May 4, 2010, October 8, 2010 and November 10, 2008.
          “Drawing Document” is defined in Section 9.4 hereof.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Applicant or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Applicant, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Applicant or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Applicant or any ERISA Affiliate from the PBGC of any notice of its intent to institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the providing of notice by a plan administrator of the intent to terminate any Plan under Section 4041 of ERISA; (f) the incurrence by the Applicant or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Applicant or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Applicant or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar Advance” means a Liquidity Advance that bears interest at a rate determined by reference to the Adjusted LIBO Rate (other than pursuant to clause (c) of the definition of Alternate Base Rate).
          “Event of Default” is defined in Section 7.1 hereof.
          “Excluded Taxes” means, with respect to any payment made by the Applicant under this Agreement or any Related Document, any of the following Taxes imposed on or with respect to a Recipient:
          (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 9.15(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 9.15(a).
          “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means those certain letter agreements among the Applicant, the Issuing Bank and the Administrative Agent, as the same may be amended or modified and in effect from time to time, providing for certain fees payable by the Applicant in connection with this Agreement.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Person” is defined in Section 9.3 hereof.
          “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Applicant under this Agreement and any Related Document and (b) Other Taxes.
          “Indenture” means the Indenture of Trust, dated as of December 1, 2010, between the Issuer and the Trustee, relating to the Bonds, as amended and supplemented in accordance with the terms hereof and thereof from time to time.

          “Index Debt” means (i) so long as the Revolving Credit Agreement shall be in effect, the Indebtedness of the Applicant under the Revolving Credit Agreement and (ii) thereafter, the Reimbursement Obligations under this Agreement.
          “Instruction” is defined in Section 9.3 hereof.
          “Interest Election Request” means a request by the Applicant to convert an ABR Advance into a Eurodollar Advance or continue a Eurodollar Advance in accordance with Section 2.3(d).
          “Interest Payment Date” means (a) with respect to any ABR Advance, the last Business Day of each calendar quarter and the Termination Date and (b) with respect to any Eurodollar Advance, the last day of the Interest Period applicable to such Eurodollar Advance and, in the case of a Eurodollar Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Termination Date.
          “Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Eurodollar Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Applicant may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Advance shall be the effective date of the most recent conversion or continuation of such Eurodollar Advance.
          “IRS” means the United States Internal Revenue Service.
          “ISP” means International Standby Practices 1998 (International Chamber of Commerce Publication No. 590).
          “Issuer” shall have the meaning set forth in the recitals hereto.
          “Issuing Bank” means JPMorgan, in its capacity as the issuer of the Letter of Credit, and its successors in such capacity.
          “JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to the Letter of Credit.
          “LC Fee Margin” means, for any day, a rate per annum calculated in accordance with the Pricing Grid attached hereto as Annex I.

          “LC Obligations” means, at any time, an amount equal to the sum of (a) the then undrawn and unexpired amount of the Letter of Credit and (b) the aggregate amount of drawings under the Letter of Credit that has not then been reimbursed by the Applicant pursuant to Section 2.4.
          “Lead Arranger” means J.P. Morgan Securities LLC in its capacity as Lead Arranger.
          “Letter of Credit” shall have the meaning set forth in the recitals hereto.
          “LIBO Rate” means, as of any date of determination, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in dollars in the London interbank market) at approximately 11:00 a.m., London time, on such date of determination, as the rate for deposits in dollars with a maturity corresponding to the applicable Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in dollars in an amount equal to $5,000,000 and for a one-month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such date of determination.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Lien of the Mortgage Indenture” has the meaning assigned to the phrases “Lien of this Indenture” and “lien hereof” in the Mortgage Indenture.
          “Liquidity Advance” is defined in Section 2.3(a) hereof.
          “Liquidity Drawing” means an LC Disbursement resulting from the presentation of a certificate in the form of Annex E to the Letter of Credit.
          “Loan Agreement” shall have the meaning set forth in the recitals hereto.
          “Material Adverse Effect” means a material adverse effect on (a) the financial condition, assets, results of operations or business of the Applicant and the Subsidiaries taken as a whole, (b) the ability of the Applicant to perform its obligations under any Credit Document or any Related Document or (c) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Banks under any Credit Document or any Related Document.
          “Material Indebtedness” means Indebtedness (other than the Liquidity Advances, LC Disbursements and the Letter of Credit), or obligations in respect of one or more Hedging

Agreements, of any one or more of the Applicant and the Significant Subsidiaries in an aggregate principal amount exceeding $30,000,000; provided however, that, solely for purposes of Section 7.1(f), the contingent Guarantee obligation of the Applicant or a Significant Subsidiary in respect of Material Indebtedness of one of its subsidiaries that is not a Significant Subsidiary shall not constitute Material Indebtedness of the Applicant or such Significant Subsidiary unless and until such Guarantee obligation is no longer contingent. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Applicant or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Applicant or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. “Material Indebtedness” shall not include at any time any Indebtedness that is non-recourse to the Applicant and its Significant Subsidiaries.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage Bonds” means all “Mortgage Bonds” issued under the Mortgage Indenture.
          “Mortgage Indenture” means the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, between the Applicant and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor in trust to Bank of Montreal Trust Company), as trustee, as amended, supplemented or otherwise modified from time to time, including by the Twelfth Supplemental Indenture.
          “Mortgaged Property” shall have the meaning assigned to the such term in the Mortgage Indenture.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-U.S. Bank” means a Bank that is not a U.S. Person.
          “Notice of Extension” is defined in Section 2.12.
          “Obligations” means the collective reference to (i) all Reimbursement Obligations (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Reimbursement Obligations and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Applicant, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and (ii) all expense reimbursement and indemnity payments, and all other obligations and liabilities of the Applicant to the Administrative Agent, the Issuing Bank, or any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred pursuant to this Agreement, any other Credit Document, or any other document made, delivered or given in connection herewith or therewith (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Bank, or to any Bank that are required to be paid pursuant hereto).

          “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Official Statement” means the Official Statement dated December 7, 2010 relating to the Bonds.
          “Original Stated Amount” is defined in Section 2.1 hereof.
          “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement, any Credit Document and any Related Document, or sold or assigned an interest in this Agreement, any Credit Document and any Related Document).
          “Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Related Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.17).
          “Participant” has the meaning assigned to such term in Section 9.6.
          “PATRIOT Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001, Title III of Pub. L. 107-56, as amended).
          “Person” means an individual, company (including a limited liability company), corporation, firm, partnership, joint venture, undertaking, association, organization, trust, Governmental Authority or other entity (in each case whether or not having a separate legal personality).
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, and in respect of which the Applicant or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledged Bonds” means the Bonds purchased with moneys received under the Letter of Credit in connection with a Liquidity Drawing and held by Trustee pursuant to Section 5.05 of the Indenture, or its agent, and pledged to the Issuing Bank on behalf of itself and the Banks pursuant to the Custodian Agreement.
          “Pricing Grid” means the pricing grid set forth on Annex I hereto.

          “Prime Rate” means for any day the greater of:
          (i) the rate of interest announced by JPMorgan from time to time as its prime commercial rate for U.S. dollar loans, or equivalent, as in effect on such day, with any change in the Prime Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; or
          (ii) the sum of (x) the rate determined by JPMorgan to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to JPMorgan at approximately 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by JPMorgan for the sale to JPMorgan at face value of Federal funds in an amount equal or comparable to the principal amount owed to JPMorgan for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).
          “Principal Office” means (a) in the case of the Trustee, the principal corporate trust office of the Trustee at which at any particular time its corporate trust business shall be administered; (b) in the case of the Remarketing Agent, the office thereof designated in writing to the Trustee, the Bank and the Applicant, (c) in the case of any Bond Fiduciary other than the Trustee or the Remarketing Agent, the office thereof designated in writing to the Trustee and the Bank, and (d) in the case of the Bank, its office at which LC Disbursements are to be made.
          “Rating Agencies” means each of Moody’s and S&P.
          “Recipient” means, as applicable, (a) the Administrative Agent, (b) any Bank and (c) the Issuing Bank.
          “Register” is defined in Section 9.7 hereof.
          “Regulation D” means Regulation D of the Board, as the same may be in effect from time to time, and any successor regulations.
          “Regulation U” means Regulation U of the Board, as the same may be in effect from time to time, and any successor regulations.
          “Regulation X” means Regulation X of the Board, as the same may be in effect from time to time, and any successor regulations.
          “Reimbursement Obligations” means, collectively, all reimbursement payments required to be made by the Applicant pursuant to Section 2.4, and any other amounts paid by the Issuing Bank under the Letter of Credit, all fees payable with respect to the Letter of Credit, and all interest payable in respect of such reimbursement payments pursuant to the terms of this Agreement and the other Credit Documents.
          “Related Documents” means the Bonds, the Indenture, the Loan Agreement and the Remarketing Agreement.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Remarketing Agent” means a remarketing agent appointed pursuant to Article XII of the Indenture and the Remarketing Agreement, together with its successors and assigns in such capacity pursuant thereto.
          “Remarketing Agreement” means the Remarketing Agreement dated as of December 1, 2010, between the Remarketing Agent and the Applicant, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, and any successor agreement thereto entered into by the Applicant and a successor Remarketing Agent.
          “Required Banks” means, at any time, Banks having Commitments representing more than 50% of the aggregate Commitments of all Banks at such time.
          “Requirement of Law” means, as to any Person, the articles or certificate of incorporation or organization, by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Applicant, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Applicant or any option, warrant or other right to acquire any such shares of Capital Stock of the Applicant.
          “Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of November 9, 2010, by and among the Applicant, as borrower, the lenders parties thereto, the issuing banks parties thereto and Union Bank, N.A., as administrative agent, as the same may have been, or may hereafter be, amended, restated, supplemented or otherwise modified and in effect.
          “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
          “Sale Leaseback” means any transaction or series of related transactions pursuant to which the Applicant or any of its Subsidiaries sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
          “San Carlos” means San Carlos Resources Inc., an Arizona corporation.

          “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.
          “Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          “SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Securities Depository” means The Depository Trust Company or any successor thereto.
          “Senior Unsecured Debt” means the senior unsecured, long-term Indebtedness of the Applicant that is not guaranteed by any other Person or subject to any other credit enhancement.
          “Significant Subsidiary” means (a) San Carlos, (b) any Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary and (c) any other Subsidiary of the Applicant whose direct or indirect proportionate share of consolidated total assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) was greater than or equal to 15% of the consolidated total assets as of such date of the Applicant and the Consolidated Subsidiaries, taken as a whole. For purposes of making the determinations required by this definition, revenues and assets of foreign Subsidiaries shall be converted into dollars at the rates used in preparing the consolidated balance sheet of the Applicant included in the applicable financial statements.
          “Solvent” means, with respect to any Person, as of any date of determination, that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          “Standard Letter of Credit Practice” means, for the Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which the Issuing Bank issued the Letter of Credit. Such practices shall be (i) of banks that regularly issue letters of credit in the particular city and (ii) required or permitted under the ISP.
          “Stated Expiration Date” shall have the meaning set forth in the Letter of Credit.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Liquidity Advances (to the extent bearing interest at the Alternate Base Rate pursuant to clause (c) of the definition thereof) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Applicant.
          “Supported Rate” means the Daily Rate or the Weekly Rate.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest or penalties or additions to tax imposed with respect thereto).
          “Termination Date” shall have the meaning set forth in the Letter of Credit.
          “Transactions” means the execution, delivery and performance by the Applicant of this Agreement, the other Credit Documents and the Related Documents, the borrowing of Liquidity Advances, the use of the proceeds thereof, the issuance (or deemed issuance) of the Letter of Credit, and the issuance of Collateral Mortgage Bonds to the Administrative Agent under the Twelfth Supplemental Indenture.

          “Treasury Indebtedness” means, with respect to any Person, the aggregate outstanding principal amount of Indebtedness of such Person and its subsidiaries that is owned by such Person or its subsidiaries and in respect of which such Person or one or more of its subsidiaries has the right to receive, pursuant to the terms of such Indebtedness, all future principal, interest and other payments to be made with respect thereto.
          “Trustee” means U.S. Bank Trust National Association, as trustee under the Indenture, and any successor trustee thereunder.
          “Twelfth Supplemental Indenture” means Supplemental Indenture No. 12 under the Mortgage Indenture, substantially in the form of Exhibit F hereto.
          “Unsupported Rate” means any rate of interest applicable to the Bonds other than a Supported Rate.
          “U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
          “U.S. Tax Certificate” has the meaning assigned to such term in Section 9.15(f)(i)(4)(y).
          “Utility Business” means the business of producing, developing, generating, transmitting, distributing, selling or supplying electrical energy for any purpose, or any business incidental thereto or necessary in connection therewith, or any business reasonably desirable in connection therewith which the ACC or other utility regulatory body shall have authorized the Applicant to enter.
          “Withholding Agent” means the Applicant or the Administrative Agent.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any capitalized terms used herein which are not specifically defined herein shall have the same meanings herein as in the Indenture. All references in this Agreement to times of day shall be references to New York time unless otherwise expressly provided herein. Any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).
     Section 1.2. Other Defined Terms. The following capitalized terms used in this Agreement have the meanings given such terms in the Indenture as of the date of this Agreement and are incorporated herein by reference:
Daily Rate
Weekly Rate
Tax Agreement
     Section 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Applicant notifies the Administrative

Agent that the Applicant requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Applicant’s operations), or if the Administrative Agent notifies the Applicant that the Required Banks request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Article II
Letter of Credit
     Section 2.1. Issuance of Letter of Credit. Upon the terms, subject to the conditions and relying upon the representations and warranties set forth in this Agreement or incorporated herein by reference, the Issuing Bank agrees to issue the Letter of Credit. The Letter of Credit shall be in the original stated amount of U.S. $37,152,465.75 (the “Original Stated Amount”), which is the sum of (i) the principal amount of Bonds outstanding on the Closing Date, plus (ii) interest thereon at the Cap Interest Rate for a period of 45 days.
     Section 2.2. Letter of Credit Drawings; Participations.
          (a) The Trustee is authorized to make drawings under the Letter of Credit in accordance with the terms thereof. The Applicant hereby directs the Issuing Bank to make payments under the Letter of Credit in the manner therein provided. The Applicant hereby irrevocably approves reductions and reinstatements of the Available Amount as provided in the Letter of Credit.
          (b) By the issuance of the Letter of Credit and without any further action on the part of the Issuing Bank or the Banks, the Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from the Issuing Bank, a participation in the Letter of Credit equal to such Bank’s Applicable Percentage of the aggregate amount available to be drawn under the Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Bank’s Applicable Percentage of (x) each Liquidity Drawing constituting a Liquidity Advance, (y) each LC Disbursement made by the Issuing Bank and not reimbursed by the Applicant on the date due as provided in Sections 2.3 or 2.4 and (z) any reimbursement payment required to be refunded to the Applicant for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of the Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     Section 2.3. Reimbursement of Certain Liquidity Drawings Under the Letter of Credit; Liquidity Advances; Prepayment.
          (a) Each Liquidity Drawing made under the Letter of Credit shall constitute an advance (“Liquidity Advance”) to the Applicant; provided, that the portion of a Liquidity Drawing representing the interest component of the purchase price of the Bonds and the corresponding Pledged Bonds shall only be considered a Liquidity Advance if (x) the conditions precedent contained in Section 3.2 hereof are satisfied at the time of payment by the Issuing Bank of a Liquidity Drawing and (y) prior to or immediately upon payment by the Issuing Bank of any Liquidity Drawing the Applicant shall not have reimbursed the Issuing Bank by making payment to the Administrative Agent for the account of the Issuing Bank the full amount of such LC Disbursement representing the interest component of the purchase price of the Bonds and the corresponding Pledged Bonds. The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank and, to the extent a Bank made a payment pursuant to Section 2.5 hereof to reimburse the Issuing Bank, such Bank, the portion of each Liquidity Advance representing the interest component of the purchase price of the Bonds and the corresponding Pledged Bonds on the earliest of (i) the date on which any Pledged Bonds are redeemed or cancelled pursuant to the Indenture, (ii) the date on which any Pledged Bonds are remarketed pursuant to the Indenture, (iii) the date on which the Letter of Credit is replaced by a substitute letter of credit pursuant to the terms of the Indenture and the Loan Agreement, (iv) the regularly scheduled interest payment date for the Bonds next succeeding the date on which such Liquidity Advance was made, and (v) the Termination Date. The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank and, to the extent a Bank made a payment pursuant to Section 2.5 hereof to reimburse the Issuing Bank, such Bank, the portion of each Liquidity Advance representing the principal component of the purchase price of the Bonds and the corresponding Pledged Bonds on the earliest of (i) the date on which any Pledged Bonds are redeemed or cancelled pursuant to the Indenture, (ii) the date on which any Pledged Bonds are remarketed pursuant to the Indenture, (iii) the date on which the Letter of Credit is replaced by a substitute letter of credit pursuant to the terms of the Indenture and the Loan Agreement, and (iv) the Termination Date.
          (b) Each Liquidity Advance shall bear interest in accordance with and at a rate per annum as provided in clause (c) below. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 hereof to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.
          (c) The Applicant promises to pay to the Administrative Agent for the account of the Issuing Bank on each Interest Payment Date in arrears, interest on the unpaid principal amount of each Liquidity Advance and the corresponding Pledged Bonds (subject to the provisions of the Indenture), from the date such Liquidity Advance is made until it is paid in full as provided herein, at a rate per annum equal to the sum of (w) the Applicable Margin for ABR Advances and (x) the Alternate Base Rate, or, if the Applicant so elects in accordance with paragraph (d) of this Section, the sum of (y) the Adjusted LIBO Rate, payable in arrears on the Interest Payment Dates, subject to Section 2.9 hereof and (z) the Applicable Margin for Eurodollar Advances; provided that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 hereof to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment. Any Liquidity Advance and the corresponding Pledged Bonds (subject to the provisions of the Indenture) not paid when due shall bear interest at the rate per annum specified in Section 2.10 hereof, as and to the extent applicable.
          (d) Each Liquidity Advance initially shall be an ABR Advance. Thereafter, the Applicant may, subject to Sections 2.10 and 2.15 hereof, elect to convert such Liquidity Advance into a Eurodollar Advance. To request a conversion of an ABR Advance into a Eurodollar Advance, the Applicant shall notify the Administrative Agent of such request by telecopy not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion. Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Applicant. Each such Interest Election Request shall specify the following information:
          (i) the date of such conversion, which shall be a Business Day; and
          (ii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
Thereafter, the Applicant may elect to convert such Eurodollar Advance into an ABR Advance or, subject to Sections 2.10 and 2.15 hereof, continue such Eurodollar Advance and may elect Interest Periods therefor, all as provided in this Section 2.3(d). To make such an election, the Applicant shall notify the Administrative Agent of such election by telecopy by the time specified in this Section 2.3(d) above. Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Applicant. Each written Interest Election Request shall specify the following information:
          (i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (ii) whether the resulting Liquidity Advance is to be an ABR Advance or a Eurodollar Advance; and
          (iii) if the resulting Liquidity Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If no Interest Period is specified in any Interest Election Request, then the Applicant shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request in accordance with this Section 2.3(d), the Administrative Agent shall advise each Bank of the details thereof. Notwithstanding any other provision of this Agreement, the Applicant shall not be entitled to request any Interest Period that would end after the Termination Date. If the Applicant fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Liquidity Advance is repaid as provided herein, at the end of such Interest Period such Liquidity Advance shall be converted to an ABR Advance.

          (e) Any Liquidity Advance and the corresponding Pledged Bonds created pursuant to paragraph (a) above may be prepaid in whole or in part at any time on any Business Day, subject to prior notice in accordance with the provisions of this Section 2.3(e), without premium or penalty; provided that the Applicant shall be obligated to pay (i) the accrued interest payable pursuant to Section 2.3 in accordance with Section 2.8 and (ii) the break funding payments pursuant to Section 9.1(c), if any. Upon any such prepayment, the Pledged Bonds so prepaid shall cease to be Pledged Bonds and the Applicant will so notify the Trustee. Upon the resale of Pledged Bonds acquired with the proceeds of one or more Liquidity Drawings, the Applicant shall prepay or cause the Trustee on behalf of the Applicant to prepay the then outstanding Liquidity Advances resulting from such Liquidity Drawings (in the order in which they were made) by paying to the Administrative Agent or to the Issuing Bank an amount equal to the sum of (i) the portion of the purchase price corresponding to the aggregate principal amount of the Pledged Bonds being resold or to be resold plus (ii) the portion of the purchase price corresponding to the aggregate amount of accrued and unpaid interest on such Pledged Bonds which was paid by such Liquidity Drawings and accrued interest thereon. Such payments shall be applied in reimbursement of such Liquidity Drawings (as prepayment of Liquidity Advances resulting from such Liquidity Drawings in the manner described above), and the Applicant irrevocably authorizes the Issuing Bank to reinstate the Letter of Credit in accordance therewith. The Applicant shall notify the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Advance, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Advance, not later than 11:00 a.m., New York City time, on the date of prepayment; provided, however that in the case of a prepayment of Liquidity Advances from proceeds of resale of the related Pledged Bonds, the Applicant or its designee shall deliver notice to the Administrative Agent, not later than 12:30 p.m. (New York City time) on the date of such proposed prepayment, which notice may be given by telephone (promptly verified in writing). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Liquidity Advance or portion thereof to be prepaid.
          (f) Upon the Administrative Agent’s receipt of any payment or prepayment of any Liquidity Advance, the amount of such Liquidity Advance shall be reduced by the amount of such payment or prepayment.
     Section 2.4. Reimbursement of LC Disbursements Other Than Liquidity Drawings Creating Liquidity Advances Under the Letter of Credit. The Applicant agrees to reimburse the Issuing Bank by making a payment to the Administrative Agent for the account of the Issuing Bank for the full amount of any LC Disbursement that does not constitute a Liquidity Advance pursuant to Section 2.3(a) prior to or immediately upon making by the Issuing Bank of each such LC Disbursement at the times set forth in the Letter of Credit on the date of each such LC Disbursement; provided that any moneys received from the Applicant in connection with any LC Disbursement shall be applied solely for the purpose of reimbursement of the related LC Disbursement. If the Applicant does not reimburse such LC Disbursement in full on the date such LC Disbursement is made by the times provided for herein and such LC Disbursement does not constitute a Liquidity Advance pursuant to Section 2.3(a), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicant reimburses such LC Disbursement, at the Alternate Base Rate plus the rate per annum specified in Section 2.10 hereof. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.5 to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.
     Section 2.5. Reimbursement by the Banks; Sharing of Set-off; Payments by Banks and Administrative Agent.
          (a) If a Liquidity Drawing shall constitute a Liquidity Advance or if the Applicant fails to make payments due and payable pursuant to Sections 2.3 or 2.4 when due, the Administrative Agent shall immediately notify each Bank of the applicable LC Disbursement, the amount of such Liquidity Advance and/or the payment then due from the Applicant in respect thereof and such Bank’s Applicable Percentage thereof. Following receipt of such notice, each Bank shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Applicant by no later than 3:00 p.m. on the same day, if such notice has been received by such Bank prior to 1:00 p.m., and by no later than 10:00 a.m. on the following Business Day, if such notice has been received by such Bank after 1:00 p.m., by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Banks. Promptly following receipt by the Administrative Agent of any payment from the Applicant pursuant to Sections 2.3 or 2.4, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not relieve the Applicant of its obligation to reimburse such LC Disbursement.
          (b) If any Bank shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its participations in LC Disbursements resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its participations in LC Disbursements and accrued interest thereon than the proportion received by any other Bank, then the Bank receiving such greater proportion shall purchase (for cash at face value) participations in the participations in LC Disbursements of other Banks to the extent necessary so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Applicant pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its participations in LC Disbursements to any assignee or participant, other than to the Applicant or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Applicant consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Applicant rights of set-off and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Applicant in the amount of such participation.
          (c) Unless the Administrative Agent shall have received notice from the Applicant prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Applicant will not make such payment, the Administrative Agent may assume that the Applicant has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Applicant has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Prime Rate.
          (d) If any Bank shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations hereunder until all such unsatisfied obligations are fully paid.
     Section 2.6. Fees. The Applicant hereby agrees to pay, or cause to be paid, to the Administrative Agent for its own account and for the account of each Bank, as applicable:
          (a) quarterly in arrears on the last Business Day of each calendar quarter (commencing on the last Business Day of the calendar quarter in which the Letter of Credit is issued) and on the date on which the Commitments terminate, a non-refundable participation fee for the account of each Bank which shall equal on any such payment date the product of (i) the LC Fee Margin on such date and (ii) the Available Amount multiplied by such Bank’s Applicable Percentage on such date;
          (b) on the date of any extension of the Letter of Credit for the account of the Issuing Bank, an amendment fee in an amount mutually agreed upon between the Issuing Bank and the Applicant;
          (c) on the date of any LC Disbursement, for the account of the Issuing Bank, a drawing fee in an amount equal to $250 per draw; and
          (d) on the date of any transfer of the Letter of Credit, for the account of the Issuing Bank, a transfer fee, if any, in an amount equal to $3,500.
     Section 2.7. Payments; Etc. All payments to be made by the Applicant under this Agreement for the account of the Issuing Bank relative to reimbursement of an LC Disbursement shall be made at the Chicago office of the Administrative Agent not later than 2:30 p.m., New York City time, on the date payments are required to be made pursuant to Section 2.4, and all other payments to be made by the Applicant under this Agreement shall be made at the Chicago office of the Administrative Agent not later than 2:00 p.m., New York City time, on the date when due and in either case shall be made in lawful money of the United States of America in freely transferable and immediately available funds. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.
     Section 2.8. Computation of Interest and Fees. The ABR Advances shall bear interest at the Alternate Base Rate in accordance with Section 2.3(c). The Eurodollar Advances shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Liquidity Advance in accordance with Section 2.3(c). All computations of interest and fees payable by the Applicant under this Agreement shall be made on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate (including the components thereof) or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     Section 2.9. Payment Due on Non-Business Day to Be Made on Next Business Day. If any sum becomes payable pursuant to this Agreement on a day which is not a Business Day, the date for payment thereof shall be extended, without penalty, to the next succeeding Business Day, and such extended time shall be included in the computation of interest and fees.
     Section 2.10. Rates Applicable After an Event of Default; Late Payments. If an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Applicant (which notice may be revoked at the option of the Required Banks notwithstanding any provision of Section 9.9 hereof requiring unanimous consent of the Banks to changes in interest rates), then, so long as an Event of Default is continuing (i) no outstanding Liquidity Advance may be converted to or continued as a Eurodollar Advance and (ii) unless repaid, each Eurodollar Advance shall be converted to an ABR Advance at the end of the Interest Period applicable thereto; provided that, during the continuance of an Event of Default under Section 7.1(b), (d), (f) or (g) (relating to the Applicant) and without any election or action on the part of the Administrative Agent or any Bank, (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at a rate per annum equal to the sum of (A) the rate otherwise applicable to such Interest Period plus (B) the Applicable Margin for Eurodollar Advances plus (C) 2.00% per annum and (ii) each ABR Advance shall bear interest at a rate per annum equal to the sum of (X) the Alternate Base Rate in effect from time to time plus (Y) the Applicable Margin for ABR Advances plus (Z) 2.00% per annum, provided that the Required Banks may, at their option, revoke such increase notwithstanding any provision of Section 9.9 hereof requiring unanimous consent of the Banks to changes in interest rates.
          (b) The amount of any Obligation which is not paid when due shall bear interest until paid in full at a rate per annum equal to the sum of (x) the Alternate Base Rate from time to time in effect (without giving effect to any increase in rate per annum pursuant to clause (a) of this Section 2.10) plus (y) 2.00% per annum, payable on demand.

     Section 2.11. Source of Funds. All payments made by the Issuing Bank pursuant to the Letter of Credit shall be made from funds of the Issuing Bank, and not from the funds of any other Person.
     Section 2.12. Extension of Stated Expiration Date. At any time there shall remain no less than ninety (90) days to the then current Stated Expiration Date of the Letter of Credit, the Applicant may request the Banks, through the Administrative Agent, to extend the then current Stated Expiration Date for a period of one year. If each of the Banks, in its sole discretion, elects to extend the Stated Expiration Date then in effect, they shall advise the Administrative Agent of such election, and the Administrative Agent shall, within thirty (30) days of receipt of such extension request, advise the Applicant and the Issuing Bank who will deliver to the Trustee a Notice of Extension Amendment in the form of Annex K to the Letter of Credit (herein referred to as a “Notice of Extension”) designating the date to which the Stated Expiration Date is being extended, it being understood and agreed that the failure of the Administrative Agent to notify the Issuing Bank of any decision within such 30-day period shall be deemed to be a rejection of such request and the Issuing Bank shall not incur any liability or responsibility whatsoever by reason of the Administrative Agent’s failure to notify such parties within such 30-day period. The Administrative Agent’s consent to any such extension of the stated expiration date shall be conditioned upon the preparation, execution and delivery of documentation in form and substance satisfactory to the Administrative Agent, the Banks, and each of their respective counsel. Such extension of the Stated Expiration Date shall be effective, after receipt of such notice, on the Business Day following the date of delivery of such Notice of Extension Amendment, and thereafter all references in this Agreement to the Stated Expiration Date shall be deemed to be references to the date designated as such in the most recent Notice of Extension Amendment delivered to the Trustee. Any date to which the Stated Expiration Date has been extended in accordance with this Section 2.12 may be extended in like manner.
     Section 2.13. Amendments upon Extension. Upon any extension of the Stated Expiration Date pursuant to Section 2.12 of this Agreement, each of the Banks and the Applicant each reserves the right to renegotiate any provision hereof.
     Section 2.14. Electronic Transmissions. Each of the Issuing Bank and the Administrative Agent is authorized to accept and process any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Letter of Credit which are sent to the Issuing Bank or the Administrative Agent, as applicable, by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant. Each of the Issuing Bank and the Administrative Agent may, but shall not be obligated to, require authentication of such electronic transmission or that the Issuing Bank or the Administrative Agent, as applicable, receives original documents prior to acting on such electronic transmission.
     Section 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Advance:

          (a) the Administrative Agent shall have determined in its reasonable and good faith judgment (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
          (b) the Administrative Agent shall have received notice from the Required Banks that the Adjusted LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the actual cost to such Banks of making or maintaining their participations included in such Liquidity Advance for such Interest Period; or
          (c) the Administrative Agent shall have received notice from any Bank that the introduction of or any change in or in the interpretation of any Requirement of Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful after the date hereof, for any Bank or its Eurodollar Lending Office to make, fund or maintain Eurodollar Advances hereunder;
then the Administrative Agent shall give notice thereof to the Applicant and the Banks by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Applicant and the Banks that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Liquidity Advance to, or continuation of any Liquidity Advance as, a Eurodollar Advance shall be ineffective and any such Eurodollar Advance shall be converted into an ABR Advance on the last day of the then current Interest Period applicable thereto or, if required by applicable law, immediately upon such demand.
     Section 2.16. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
          (a) the Applicant shall not be required to pay any participation fees to such Defaulting Bank pursuant to Section 2.6 with respect to such Defaulting Bank’s Commitment; provided that if such Defaulting Bank’s Commitment is not cash collateralized pursuant to Section 2.16(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Bank hereunder, the participation fee payable under Section 2.6 with respect to such Defaulting Bank’s Commitment shall be payable to the Issuing Bank until such Commitment is cash collateralized pursuant to Section 2.16(c). For the avoidance of doubt, it is being understood that, the interest payable by the Applicant pursuant to Section 2.3 or Section 2.4 on LC Disbursements and Liquidity Advances shall continue to be payable to the applicable Banks, including the Defaulting Bank, to the extent the Defaulting Bank has funded its share of any such LC Disbursement or Liquidity Advance and would be entitled to such interest had it not become a Defaulting Bank;
          (b) the Commitment of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.9), other than any waiver, amendment or modification requiring the consent of all Banks or of each affected Bank;

          (c) the Applicant shall, within one Business Day following written notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this Section 2.16, deposit in an account established by the Applicant with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks (the “Defaulting Bank Collateral Account”), an amount in cash which is, to the extent allowed by law, free and clear of all rights and claims of third parties equal to such Defaulting Bank’s Commitment for so long as such Commitment is outstanding; provided that (i) if at any time the Administrative Agent determines that the amount on deposit in the Defaulting Bank Collateral Account shall be less than such Defaulting Bank’s Commitment, the Administrative Agent may make demand on the Applicant to pay, and the Applicant will, within one Business Day after written notice from the Administrative Agent making such demand, pay to the Administrative Agent an amount equal to such deficiency, which funds shall be deposited in the Defaulting Bank Collateral Account, (ii) the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Defaulting Bank Collateral Account, (iii) other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest and, subject to the provisions of this clause (c), interest or profits, if any, on such investments shall accumulate in such account, (iv) amounts held in the Defaulting Bank Collateral Account will be paid to the Issuing Bank from time to time as necessary to pay amounts owing to the Issuing Bank by the Defaulting Bank pursuant to Sections 2.2 and 2.5 hereof, (v) if the Applicant is required to provide an amount of cash collateral under this clause (c), such amount (to the extent not applied as aforesaid) shall be returned to the Applicant within three Business Days after a Defaulting Bank has been determined in accordance with the terms of this Section 2.16 to no longer be a Defaulting Bank or such Defaulting Bank has been replaced in accordance with Section 2.17 and (vi) amounts in such Defaulting Bank Collateral Account shall be repaid to the Applicant to the extent not required as collateral from time to time pursuant to the provisions of this clause (c);
          (d) to the extent the Administrative Agent receives any payments or other amounts for the account of a Defaulting Bank, such Defaulting Bank shall be deemed to have requested that the Administrative Agent use such payment or other amount to fulfill such Defaulting Bank’s previously unsatisfied obligations to fund a Liquidity Advance or any other unfunded payment obligation of such Defaulting Bank under Sections 2.2, 2.5 or 9.3(b) hereof; and
          (e) for the avoidance of doubt, the Applicant shall retain and reserve its other rights and remedies respecting each Defaulting Bank.
In the event that the Administrative Agent, the Applicant and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then this Section 2.16 shall no longer apply in respect of such rehabilitated Defaulting Bank.
     Section 2.17. Replacement of Bank. If (x) the Applicant is required pursuant to Section 9.1(a) or 9.1(b) to make any additional payment to any Bank or if any Bank’s obligation to continue, or to convert Liquidity Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.15 (any Bank so affected an “Affected Bank”) or (y) any Bank becomes a Defaulting Bank, the Applicant may elect to replace the Commitment and participations in the

Letter of Credit of such Affected Bank or Defaulting Bank, as applicable, provided that no Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Applicant and the Administrative Agent shall agree, as of such date, to purchase for cash (to the extent of the principal amount of such Affected Bank’s or Defaulting Bank’s, as applicable, Liquidity Advances and accrued interest and fees and other reimbursable amounts then due and payable) and otherwise assume the Commitment and participation in the Letter of Credit of, and other Obligations then due to, such Affected Bank or Defaulting Bank, as applicable, pursuant to an Assignment and Assumption and to become a Bank for all purposes under this Agreement and to assume all obligations of such Affected Bank or Defaulting Bank, as applicable, to be replaced as of such date and to comply with the requirements of Section 9.7 applicable to assignments, (ii) the Applicant shall pay to such Affected Bank or Defaulting Bank, as applicable, in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Bank or Defaulting Bank, as applicable, by the Applicant hereunder to and including the date of replacement, including without limitation payments due to such Affected Bank or Defaulting Bank, as applicable, under Sections 9.1(a) and 9.1(b), and (B) an amount, if any, equal to the payment which would have been due to such Bank on the day of such replacement under Section 9.1(c) had the Eurodollar Advances of such Affected Bank or Defaulting Bank, as applicable, been prepaid on such date rather than sold to the replacement Bank, in each case to the extent not paid by the purchasing Bank, and (iii) concurrently with the effectiveness of such replacement, such Affected Bank or Defaulting Bank, as applicable, shall be released with respect to its Commitment, such Commitment shall be terminated, and Liquidity Advances assigned by such Affected Bank or Defaulting Bank, as applicable, and shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement which survive payment of the Obligations and termination of the Agreement.
Article III
Conditions Precedent
     Section 3.1. Conditions Precedent to Issuance of Letter of Credit. The obligation of the Issuing Bank to issue the Letter of Credit shall not become effective until the date on which each of the following conditions is satisfied:
          (a) the Administrative Agent and the Banks shall have received from the Applicant, each of the following, in form and substance satisfactory to the Administrative Agent and its counsel, Sidley Austin LLP (hereinafter, “Agent’s Counsel”):
     (i) counterparts of this Agreement, duly executed by the Applicant, the Administrative Agent, the Issuing Bank and the Banks;
     (ii) counterparts of the Custodian Agreement, duly executed by the Applicant, the Issuing Bank and the Custodian;
     (iii) an original of each Collateral Mortgage Bond, duly executed and delivered by the Applicant and (x) a duplicate copy of each other Credit Document and Related Document (other than the Letter of Credit) not delivered pursuant to clause (i) or (ii) above and (y) a copy of the

ACC order, in each case, certified by an Authorized Officer of the Applicant as being the true, correct and complete copy thereof and as being in full force and effect;
     (iv) evidence that the Remarketing Agent has acknowledged and accepted in writing its appointment as Remarketing Agent under the Indenture and its duties and obligations thereunder;
     (v) a reliance letter relating to the final opinion of Orrick Herrington & Sutcliffe LLP, bond counsel, dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Banks, such final opinion to be in substantially such form as is set forth as Appendix C to the Official Statement;
     (vi) the written opinion of each of (1) Raymond S. Heyman, Esq., General Counsel to the Applicant, (2) Morgan, Lewis & Bockius, New York counsel to the Applicant, and (3) Rodey, Dickason, Sloan, Akin & Robb, PA, special New Mexico counsel to the Applicant, each dated the Closing Date and addressed to the Administrative Agent, the Issuing Bank and the Banks;
     (vii) a certificate signed by an Authorized Officer of the Applicant, dated the Closing Date and stating that:
     (1) the representations and warranties contained in Article IV of this Agreement are true and correct in all material respects (except for such representations and warranties which are already subject to materiality or Material Adverse Effect qualifiers, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as though made on such date; and
     (2) no Event of Default or Default has occurred and is continuing, or would result from the issuance of the Letter of Credit or the execution, delivery or performance of this Agreement or any Related Document to which the Applicant is a party;
     (viii) certified copies of the articles of incorporation and by-laws of the Applicant;
     (ix) a good standing certificate of the Applicant certified by ACC;
     (x) a copy of resolutions of the board of directors of the Applicant and all other necessary corporate approvals, if any, certified as of the Closing Date by the Secretary or Assistant Secretary of the Applicant, authorizing, among other things, the execution, delivery and performance by the Applicant of the Related Documents to which it is a party, and the issuance of the Letter of Credit;
     (xi) true and correct copies of all Governmental Approvals and other third-party approvals, if any, necessary for the Applicant to execute, deliver and perform the Related Documents to which it is a party and to authorize the Applicant to obtain the issuance of the Letter of Credit (which Governmental Approvals and other approvals shall be in full force and effect as of the Closing Date);

     (xii) evidence that the Applicant has received all consents and other approvals, if any, from creditors necessary for the Applicant to execute, deliver and perform the Related Documents to which it is a party and to authorize the Applicant to obtain the issuance of the Letter of Credit and that all such approvals are in full force and effect as of the Closing Date;
     (xiii) a certificate of the Secretary or Assistant Secretary of the Applicant certifying the names and true signatures of the officers of the Applicant authorized to sign this Agreement, each Credit Document and Related Document to which the Applicant is a party and the other documents to be delivered by it hereunder or thereunder;
     (xiv) a certificate of an authorized officer of the Custodian certifying the names, true signatures and incumbency of the officers of the Custodian authorized to sign the documents to be delivered by it hereunder and as to such other matters as the Administrative Agent may reasonably request;
     (xv) a certificate of an authorized officer of the Trustee certifying the names, true signatures and incumbency of the officers of the Trustee authorized to make drawings under the Letter of Credit and as to such other matters as the Administrative Agent may reasonably request;
     (xvi) evidence that the Issuer shall have duly executed, issued and delivered the Bonds to the Trustee and that the Trustee shall have duly authenticated the Bonds and delivered the Bonds against payment;
     (xvii) copies of each document (including any Uniform Commercial Code financing statement) required by the Credit Documents or any Related Document or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Trustee for the benefit of the holders of the Bonds, and perfect the security interest created by the Indenture;
     (xviii) copies of any amendments or supplements to the Mortgage Indenture, certified by an authorized officer of the Borrower as being a true, correct and complete copy thereof and as being in full force and effect and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to any other legal matters relating to the Credit Documents, the Related Documents, the Mortgage Indenture, the Lien of the Mortgage Indenture or the Transactions;
     (xix) a duplicate copy of all proceedings relating to the issuance and sale of the Bonds;
     (xx) written evidence satisfactory to the Administrative Agent that a new and separate CUSIP number has been obtained and reserved from S&P’s CUSIP Service Bureau, a division of The McGraw-Hill Companies, Inc., for the Pledged Bonds;
     (xxi) copies of the Official Statement used in connection with the offering of the Bonds and the issuance of the Letter of Credit;

     (xxii) letters from S&P and Moody’s to the effect that the Bonds have been rated at least A-1 and VMIG-1, respectively, upon the issuance of the Letter of Credit, such letters to be in form and substance reasonably satisfactory to the Administrative Agent; and
     (xxiii) (a) satisfactory audited consolidated financial statements of the Applicant for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (b) satisfactory unaudited interim consolidated financial statements of the Applicant for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (a) of this paragraph as to which such financial statements are available and (c) satisfactory financial statement projections through and including the Applicant’s 2013 fiscal year, together with such information as the Administrative Agent shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).
     (b) no law, regulation, ruling or other action of the United States or the State of New York or any political subdivision or authority therein or thereof shall be in effect or shall have occurred, the effect of which would be to prevent any Bank from fulfilling its obligations under this Agreement or the Letter of Credit;
     (c) all legal requirements provided herein incident to the execution, delivery and performance of the Related Documents and the transactions contemplated thereby, shall be reasonably satisfactory to the Administrative Agent and Agent’s Counsel; and
     (d) the Administrative Agent shall have received all fees due and payable to the Banks and the Issuing Bank by the Applicant pursuant to Section 2.6 and pursuant to the Fee Letter, if any, and all other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Applicant hereunder.
     Section 3.2. Conditions Precedent to Liquidity Advances. Following any LC Disbursement constituting a Liquidity Drawing, a Liquidity Advance in respect of the portion of such Liquidity Drawing representing the interest component of the purchase price of the Bonds and the corresponding Pledged Bonds shall be made available to the Applicant only if on the date of payment of such Liquidity Drawing by the Bank the following statements shall be true and correct:
          (a) the representations and warranties of the Applicant contained in Article IV of this Agreement (other than the representations and warranties set forth in Section 4.4(b), 4.6(a)(i) and 4.6(c)) are true and correct in all material respects (except for such representations and warranties which are already subject to a materiality or Material Adverse Effect qualifier, which representations and warranties shall be true and correct in all respects) on and as of the date of such payment as though made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and
          (b) no event has occurred and is continuing, or would result from such payment, which constitutes a Default or Event of Default.

Unless the Applicant shall have previously advised the Administrative Agent in writing that one or both of the above statements is no longer true, the Applicant shall be deemed to have represented and warranted on the date of such payment that both of the above statements are true and correct.
Article IV
Representations and Warranties
     To induce the Administrative Agent, the Issuing Bank, and the Banks to enter into this Agreement and to issue or participate in the Letter of Credit, the Applicant hereby represents and warrants to the Administrative Agent, the Issuing Bank, and each Bank that:
     Section 4.1. Organization; Powers. The Applicant and each of its Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership, limited liability company or other applicable organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
     Section 4.2. Authorization; Enforceability. The Transactions are within the Applicant’s organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Applicant and constitutes, and the Mortgage Indenture constitutes, and each other Credit Document and Related Document to which the Applicant is to be a party, when executed and delivered by the Applicant (and, in the case of the Collateral Mortgage Bonds, authenticated by the trustee therefor), will constitute, a legal, valid and binding obligation of the Applicant, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 4.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such approvals of the ACC that have been obtained and are in full force and effect, and (ii) filings necessary to perfect Liens created under the Credit Documents (other than the Lien of the Mortgage Indenture, in respect of which all requisite filings have been made), (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Applicant or any of its Consolidated Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Applicant or any of its Consolidated Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Applicant or any of its Consolidated Subsidiaries, except Liens created under the Credit Documents or under the Mortgage Indenture.

     Section 4.4. Financial Condition; No Material Adverse Change; Secured Indebtedness.
     (a) The audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Applicant and its Consolidated Subsidiaries for the fiscal year ended December 31, 2009 and the most recent financial statements delivered by the Applicant pursuant to Section 5.1(a) or (b), in each case, present fairly, in all material respects, the financial position and results of operations and cash flows of the Applicant and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements delivered pursuant to Section 5.1(a). Neither the Applicant nor any of its Consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any Guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which, in any case, is material to the Applicant and its Consolidated Subsidiaries, taken as a whole, and which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2009 to and including the Closing Date there has been no sale, transfer or other disposition by the Applicant or any of its Consolidated Subsidiaries of any part of its business or property, and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person), which, in either case, is material in relation to the consolidated financial condition of the Applicant and its Consolidated Subsidiaries taken as a whole at December 31, 2009.
     (b) Except to the extent that any specific change is explicitly disclosed in the Disclosure Documents, since December 31, 2009, there has been no material adverse change in the financial condition, results of operations, business or prospects of the Applicant and its Consolidated Subsidiaries, taken as a whole.
     Section 4.5. Properties.
     (a) Other than as explicitly disclosed in the Disclosure Documents, each of the Applicant and its Consolidated Subsidiaries has good title to, or valid leasehold interests in, and enjoys peaceful and undisturbed possession of, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
     (b) Each of the Applicant and its Consolidated Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Applicant and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.6. Litigation and Environmental Matters.
     (a) Except as explicitly disclosed in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Applicant, threatened against or affecting the Applicant or any of its Consolidated Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect or (ii) that involve any of the Credit Documents, any of the Related Documents, the Mortgage Indenture or the Transactions.
     (b) Except as explicitly disclosed in the Disclosure Documents, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Applicant nor any of its Consolidated Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (c) Except as explicitly disclosed in the Disclosure Documents, there has been no change in the status of any matters disclosed in the Disclosure Documents that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     Section 4.7. Compliance with Laws and Agreements. Except as explicitly disclosed in the Disclosure Documents, each of the Applicant and its Consolidated Subsidiaries is in compliance with all Requirements of Law, including the Fair Labor Standards Act, the Americans with Disabilities Act, the Foreign Corrupt Practices Act and Anti-Terrorism Laws, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     Section 4.8. Federal Regulations. No part of the proceeds of any LC Disbursement or any Liquidity Advance will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Bank or the Administrative Agent, the Applicant will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
     Section 4.9. Investment Company Status.
     (a) Neither the Applicant nor any of its Consolidated Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     (b) The Applicant is not subject to regulation under any Requirement of Law (other than Regulation X of the Board and Requirements of Law pertaining to utility regulation) which limits its ability to incur Indebtedness.

     Section 4.10. Taxes. Each of the Applicant and its Consolidated Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Applicant or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     Section 4.12. Mortgage Indenture; Collateral Mortgage Bonds.
     (a) Prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.22, the Collateral Mortgage Bonds are and shall be entitled to the benefits of the Mortgage Indenture and secured by the Lien of the Mortgage Indenture. Upon delivery of the Collateral Mortgage Bonds to the Administrative Agent and at all times thereafter prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.22, the Collateral Mortgage Bonds will be “Outstanding” and the Administrative Agent will be the “Holder” of the Collateral Mortgage Bonds for all purposes of the Mortgage Indenture.
     (b) The Mortgage Indenture creates in favor of the trustee thereunder for the ratable benefit of the holders of the Mortgage Bonds, including, without limitation, the Collateral Mortgage Bonds, a legally valid and enforceable first priority security interest in the Mortgaged Property existing as of the date of issuance of such Collateral Mortgage Bonds and as of the date of any supplement thereto and constitutes a perfected security interest in all such Mortgaged Property, subject only to Permitted Encumbrances and Prepaid Liens (as such terms are defined in the Mortgage Indenture) and any other Liens expressly permitted pursuant to Section 5 of Article IV of the Mortgage Indenture.
     (c) The Applicant has good title to the Mortgaged Property, subject only to the exceptions set forth in the Mortgage Indenture and in subsection (b) above, none of which materially impairs the use of the property affected thereby for the use intended in the operation of the business of the Applicant and except for defects in title or interest that would not, in the aggregate, have a material adverse effect on the value of the Mortgaged Property.

     (d) As of the Closing Date no material properties or franchises described in the Mortgage Indenture as being subject to the Lien of the Mortgage Indenture have been released from such Lien, and, as of any subsequent date, no such properties or franchises shall have been released from the Lien of the Mortgage Indenture except in accordance with the terms thereof and hereof.
     (e) The Collateral Mortgage Bonds (i) are the legal, valid and binding obligations of the Applicant, (ii) have been issued pursuant to, and entitled to the benefit of, the Mortgage Indenture and have been duly authorized, authenticated, issued and delivered in accordance therewith and are not in default and (iii) have been validly issued and authenticated, in each case in an aggregate principal amount of not less than $37,153,000, and remain outstanding and in full force and effect (except to the extent any reduction in the principal amount of the Collateral Mortgage Bonds in accordance with the Bond Delivery Agreement. As of the Closing Date, after giving effect to the issuance of the Collateral Mortgage Bonds, there will be $577,741,000 in aggregate principal amount of Mortgage Bonds outstanding.
     (f) The Collateral Mortgage Bonds are not required to be registered under the Securities Act of 1933, as amended. The Mortgage Indenture conforms to the requirements of the Trust Indenture Act of 1939, as amended.
     Section 4.13. Disclosure. The Applicant has disclosed to the Banks all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information, including, without limitation, information relating to the Applicant and its Subsidiaries included in the Official Statement, furnished by or on behalf of the Applicant to the Administrative Agent or any Bank in connection with the negotiation of this Agreement, any other Credit Document or any Related Document or delivered hereunder (as modified or supplemented by, and taken together with, other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward looking statements, the Applicant represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.
     Section 4.14. Solvency. On the Closing Date, the Applicant is Solvent.
     Section 4.15. Labor Matters. There are no strikes or other labor disputes against the Applicant or any of its Subsidiaries pending or, to the knowledge of the Applicant, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Applicant and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Applicant or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Applicant or the relevant Subsidiary.
     Section 4.16. Anti-Terrorism Laws.
     (a) Neither the Applicant nor, to the knowledge of the Applicant, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the PATRIOT Act.
     (b) Neither the Applicant nor, to the knowledge of the Applicant, any of its Affiliates is any of the following:
     (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person with whom the Applicant is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
     (c) Neither the Applicant nor, to the knowledge of the Applicant, any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(i), (ii), (iii) or (v) above or, to the knowledge of the Applicant, clause (b)(iv) above; (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     (d) No broker or other agent (other than the Lead Arranger in connection with the syndication of the credit facilities established by this Agreement) is acting for the benefit of the Applicant or any of its Affiliates, or benefiting in any capacity, in each case in connection with the Credit Documents or the Related Documents.
All representations and warranties made under this Agreement shall be made and shall be true at and as of (a) the date hereof, (b) the Closing Date, and (c) the time of each Liquidity Advance in respect of the interest component of the purchase price of the Bonds and the corresponding Pledged Bonds, except that any representation and warranty specifically referring to the date hereof or any other specified date shall, when deemed made at a later time pursuant to this Article IV, be required to be true only as of the date hereof or such other specified date, as the case may be.
All representations and warranties made by the Applicant in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, shall (i) be considered to have been relied upon by the Administrative Agent, the Issuing Bank and the Banks, (ii) survive the issuance of the Letter of Credit regardless of any investigation made by, or on behalf of, any Bank, and (iii) continue in full force and effect as long as the Letter of Credit shall remain outstanding or any amounts drawn under the Letter of Credit or any Obligations remain outstanding under this Agreement.
Article V
Affirmative Covenants
     Until the Commitments have expired or been terminated, the principal of and interest on each Liquidity Advance and all fees and other amounts payable hereunder have been paid in full, the Letter of Credit has expired or terminated and all LC Disbursements have been reimbursed in full, the Applicant covenants and agrees with the Administrative Agent, the Issuing Banks and the Banks that:
     Section 5.1. Financial Statements; Ratings Change and Other Information. The Applicant will furnish to the Administrative Agent (and the Administrative Agent will, promptly after its receipt thereof, forward such copies to the Banks):
     (a) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Applicant, or fifteen (15) days after the date on which its quarterly report for such fiscal quarterly period is to be filed with the SEC in order to have been considered filed on a timely basis, whichever is later, consolidated statements of income of the Applicant and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, consolidated statements of cash flows of the Applicant and its Consolidated Subsidiaries from the beginning of the applicable fiscal year to the end of such period and the related consolidated balance sheets as of the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an Authorized Officer, which certificate shall state that the financial statements fairly present in all material respects the consolidated financial condition and results of operations, as the case may be, of the Applicant and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);
     (b) as soon as available and in any event within one hundred and five (105) days after the end of each fiscal year of the Applicant, or fifteen (15) days after the date on which its annual report for such fiscal year is to be filed with the SEC in order to have been considered filed on a timely basis, whichever is later, consolidated statements of income and cash flows of the Applicant and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as of the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion of independent public accountants of recognized national standing selected by the Applicant, which opinion shall not contain any qualification or exception as to the scope of such audit and shall state that the consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Applicant and its Consolidated Subsidiaries as of the end of, and for, such fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted);
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of an Authorized Officer (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.5 (including, without limitation, a listing of any Indebtedness for borrowed money of the Applicant or any of its Subsidiaries that has been disregarded for purposes of the determination of Consolidated Total Indebtedness pursuant to the proviso contained in the definition thereof set forth in Section 1.1) and (iii) stating whether any change in GAAP or in the application thereof not disclosed in any prior such certificate has occurred since December 31, 2009 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) promptly upon their becoming available, copies of all registration statements (other than on Form S-8 or any successor form) and regular periodic reports, if any, that the Applicant shall have filed pursuant to Section 13(a) or 15 of the Exchange Act with the SEC (or any governmental agency substituted therefor) or filed with any national securities exchange;
     (e) promptly upon the mailing thereof to the shareholders of the Applicant generally, copies of all financial statements, reports and proxy statements so mailed;
     (f) promptly upon their becoming available, copies of all current reports on Form 8-K filed by the Applicant with the SEC, and all similar reports filed with any national securities exchange;
     (g) promptly upon their becoming available, copies of (i) any certified resolutions of the board of directors of the Applicant and net earnings certificates delivered under the Mortgage Indenture in connection with the issuance of Mortgage Bonds upon the basis of net property additions or deposits of cash; any certificates of an Authorized Officer under the Mortgage Indenture with respect to amounts charged to replacement reserve, detailing insurance on the Applicant’s property or showing compliance by the Applicant with the covenants contained in the Mortgage Indenture; any supplemental indentures to the Mortgage Indenture; any redemption notices under the Mortgage Indenture; and any notices of defaults under the Mortgage Indenture or accelerations of Mortgage Bonds; (ii) any notices of default under the documentation for any Sale Leaseback of the Applicant or any Consolidated Subsidiary, any notices of non-payment of rent or any other material amounts owing under any such Sale Leaseback documentation and any notices of acceleration of any amounts due under any such Sale Leaseback documentation; and (iii) any written notices from the ACC of non-compliance by the Applicant or any of its Consolidated Subsidiaries with any material ACC decision or with any other rules, regulations or orders of the ACC, and any written notices of any extraordinary audit or investigation by the ACC into the business, affairs or operations of the Applicant or any of its Consolidated Subsidiaries;
     (h) as soon as practicable and in any event within five (5) Business Days after the Applicant receives written notice of an upgrading or a downgrading of the Index Debt by any Rating Agency, a notice of such upgrading or downgrading;
     (i) if requested by the Administrative Agent, concurrently with any delivery of financial statements under clause (a) or (b) above, consolidating statements of income and cash flows for the applicable periods and the consolidating balance sheets as of the end of such periods, accompanied (i) in the case of a delivery of financial statements under clause (a) above, by a certificate of an Authorized Officer, which certificate shall state that such financial statements fairly present in all material respects the consolidating financial condition and results of operations, as the case may be, of the Applicant and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, the applicable period (subject to normal year-end audit adjustments), and (ii) in the case of a delivery of financial statements under clause (b) above, by (A) a certificate of an Authorized Officer, which certificate shall state that such consolidating financial statements fairly present in all material respects the financial condition and results of operations of the Applicant and its Consolidated Subsidiaries as of the end of, and for, the applicable fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted), and (B) a certificate of the independent public accountants referred to in clause (b) above, which certificate should state that such consolidating financial statements are the consolidating financial statements that served as the basis for the audited consolidated financial statements in respect of which such accountants delivered the opinion referred to in such clause (b);
     (j) promptly and in any event within two Business Days after receipt thereof, copies of each notice of default or event of default received by the Applicant pursuant to any of the Related Documents;
     (k) promptly and in any event within two Business Days after the applicable trustee resigns as trustee under the Indenture or the Mortgage Indenture, notice of such resignation;
     (l) within the notice periods provided therefor to the Trustee in the Indenture, notice of any optional redemption of the Bonds; and
     (m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Applicant or any Subsidiary, or compliance with the terms of any Credit Document or the Mortgage Indenture, as the Administrative Agent or any Bank may reasonably request.
So long as the Applicant files periodic reports under the Exchange Act and the financial statements contained in any quarterly or annual reports filed with the SEC are prepared in accordance with the Exchange Act and the rules and regulations promulgated thereunder, such financial statements may be delivered by the Applicant in satisfaction of its obligations to deliver consolidated financial statements pursuant to clauses (a) or (b), as the case may be, of this Section 5.1.
     Section 5.2. Notices of Material Events. The Applicant will furnish to the Administrative Agent and each Bank prompt written notice of the following:
     (a) the occurrence of any Default or Event of Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Applicant or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Applicant and its Subsidiaries in an aggregate amount exceeding $30,000,000; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer or other executive officer of the Applicant setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3. Existence; Conduct of Business. The Applicant will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.2.
     Section 5.4. Payment of Obligations. The Applicant will, and will cause each of its Consolidated Subsidiaries to, pay its obligations, including Tax liabilities and assessments (including water assessments by the Arizona State Land Department), that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Applicant or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by and otherwise in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5. Maintenance of Properties; Insurance. The Applicant will, and will cause each of its Consolidated Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that the Applicant or any of its Consolidated Subsidiaries may discontinue the operation of any of its properties to the extent, in the judgment of the Applicant, it is no longer advisable to operate such property, or to the extent the Applicant or such Subsidiary intends to sell or otherwise dispose of such property, which disposition is not prohibited by Section 6.3; and (b) maintain, with financially sound and reputable insurance companies, or through its own program of self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     Section 5.6. Books and Records; Inspection Rights. The Applicant will, and will cause each of its Consolidated Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities, all in accordance with customary and prudent business practices. The Applicant will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Bank, upon reasonable prior notice, to visit and inspect its properties, and, subject to contractual or statutory limitations regarding confidential or proprietary information, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
     Section 5.7. Compliance with Laws and Agreements. The Applicant will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA and Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.8. Use of Proceeds and Letter of Credit. The proceeds of the Liquidity Advances and the Letter of Credit will be used only in support of the payment of principal, and interest on the principal amount, and the purchase price, of the Bonds. No part of the proceeds of any Liquidity Advance or of any LC Disbursement will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.
     Section 5.9. Environmental Laws.
     (a) The Applicant will, and will cause each of its Consolidated Subsidiaries to, comply with, and use commercially reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and will, and will cause each of its Consolidated Subsidiaries to, obtain and comply with and maintain, and use commercially reasonable efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) The Applicant will, and will cause each of its Consolidated Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except to the extent that the failure to take such actions could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities respecting

Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.
     Section 5.10. Redemption or Defeasance of Bonds. The Applicant shall use commercially reasonable efforts to cause the Trustee, upon redemption or defeasance of all of the Bonds pursuant to the Indenture or other event that causes the Termination Date under the Letter of Credit, to surrender the Letter of Credit to the Issuing Bank for cancellation.
     Section 5.11. CUSIP. In connection with any purchase of any Bonds pursuant to the terms of the Indenture or of the other Related Documents with the proceeds of any draw under the Letter of Credit resulting in Pledged Bonds, the Applicant shall cause, instruct and direct the Issuer to cause, instruct and direct the Remarketing Agent to have a CUSIP assigned to any such Bonds within one (1) Business Day of any such purchase (such CUSIP number to be distinct from the CUSIP assigned to the Bonds).
     Section 5.12. Further Assurances. The Applicant will, and will cause each of its Consolidated Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Banks may reasonably request, to effectuate the transactions contemplated by the Credit Documents or under the Mortgage Indenture or to grant, preserve, protect or perfect the Liens created or intended to be created by the Mortgage Indenture or the validity or priority of any such Lien, all at the expense of the Applicant. The Applicant also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created under the Mortgage Indenture.
     Section 5.13. OFAC, PATRIOT Act Compliance. The Applicant will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with the PATRIOT Act.
Article VI
Financial and Negative Covenants
     Until the Commitments have expired or been terminated, the principal of and interest on each Liquidity Advance and all fees and other amounts payable hereunder have been paid in full, the Letter of Credit has expired or terminated and all LC Disbursements have been reimbursed in full, the Applicant covenants and agrees with the Administrative Agent, the Issuing Banks and the Banks that:

     Section 6.1. Liens. The Applicant will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the Mortgaged Property (as defined in the Mortgage Indenture) now owned or hereafter acquired by the Applicant, or any income therefrom, prior to the Lien of the Mortgage Indenture, except Permitted Encumbrances and Prepaid Liens (as such terms are defined in the Mortgage Indenture) and any other Liens expressly permitted pursuant to Section 5 of Article IV of the Mortgage Indenture.
     Section 6.2. Fundamental Changes.
     (a) The Applicant will not, and will not permit any of its Consolidated Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) its assets as an entirety or substantially as an entirety, or all or substantially all of the Capital Stock of any of its Consolidated Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Person may merge into the Applicant in a transaction in which the Applicant is the surviving corporation, (ii) any Consolidated Subsidiary may merge with any other Consolidated Subsidiary, and (iii) the Applicant may merge with or into or consolidate with or transfer its assets as an entirety or substantially as an entirety to any Person, so long as (A) immediately prior to and immediately after giving effect to such merger, consolidation or transfer, the Person with or into which the Applicant shall ultimately merge or consolidate or to whom the Applicant shall ultimately transfer its assets as an entirety or substantially as an entirety is in the Utility Business; (B) the Required Banks shall have determined (so long as such determination is exercised in good faith and after consultation with the Applicant) that the rating of the first mortgage bonds (or bonds otherwise denominated that benefit from a first Lien on such Person’s utility assets, or, if such Person has no first mortgage bonds, the rating of the senior unsecured long-term Indebtedness of such Person that is not guaranteed and does not benefit from any other credit enhancement) of the surviving Person of any such merger, consolidation, acquisition or transfer of assets shall be at least BBB- or higher by S&P and Baa3 or higher by Moody’s (unless the requirements of this clause (B) shall have been waived by the Required Banks); provided that the requirement of this clause (B) shall be deemed to have been satisfied if, prior to the consummation of any such merger, consolidation or transfer, the Applicant shall have delivered written evidence from each such Rating Agency to the effect that, upon such merger, consolidation or transfer, the applicable rating of such surviving Person would be equal to or higher than the ratings specified in this clause (B); (C) in the case of any merger or consolidation or transfer of assets in which the Applicant is not the surviving corporation, the Person formed by any such consolidation or transfer of assets or into which the Applicant shall be merged or consolidated or to which such assets are transferred shall have executed an agreement in form reasonably satisfactory to the Administrative Agent containing an assumption by the surviving Person of the due and punctual performance of each obligation, agreement, covenant and condition of each of the Credit Documents and the Mortgage Indenture to be performed or complied with by the Applicant; and (D) the Administrative Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the due authorization, execution, delivery, validity and enforceability of the assumption agreement referred to in clause (C) of this Section 6.2, of the enforceability and continuation of the Liens created pursuant under the Mortgage Indenture and such other matters as the Required Banks may reasonably require.
     (b) The Applicant will not, and will not permit any of its Consolidated Subsidiaries to, engage to any material extent in any business other than the Utility Business.
     Section 6.3. Sale of Assets.
     (a) The Applicant will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, or enter into any Sale Leaseback with respect to, any of its property, business or assets (including leasehold interests), whether now owned or hereafter acquired, except:
     (i) inventory and other property in the ordinary course of business;
     (ii) sales of accounts receivable;
     (iii) property in connection with any securitization (e.g., stranded costs) or sale of assets required by law;
     (iv) the Applicant and its Consolidated Subsidiaries may sell, transfer or otherwise dispose of other assets in transactions not permitted under any of clauses (i), (ii) and (iii) above; provided that the aggregate book value of all assets sold, transferred or otherwise disposed of by the Applicant and its Consolidated Subsidiaries pursuant to this clause (iv) during the term of this Agreement shall at no time exceed in the aggregate 15% of the consolidated assets of the Applicant as set forth in the most recent balance sheet of the Applicant delivered to the Administrative Agent pursuant to Section 5.1(a) or (b) hereof; and
     (v) any sale of the Applicant’s assets as an entirety or substantially as an entirety in accordance with Section 6.2, provided that any assets of the Applicant not included in such sale shall be deemed to have been disposed of in a transaction subject to the limitations of this Section 6.3, including the percentage limitation set forth in clause (iv) above;
provided, that any Consolidated Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets to the Applicant or any other Consolidated Subsidiary. Investments by the Applicant and the Consolidated Subsidiaries in, and contributions by the Applicant and the Consolidated Subsidiaries to, Consolidated Subsidiaries shall be deemed not to constitute transfers of assets subject to the limitations of this Section 6.3 to the extent such investments or contributions are made in cash.
     (b) Without limitation of subsection (a) above, the Applicant will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, or enter into any Sale Leaseback with respect to, all or substantially all of its generating assets (including leasehold interests), whether now owned or hereafter acquired, except as required by applicable law.
     Section 6.4. Restricted Payments.

     (a) The Applicant will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment at any time that any Default or Event of Default has occurred and is continuing or would occur as a result of such action, except that (i) the Applicant may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (ii) the Applicant may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Applicant and its Subsidiaries.
     (b) The Applicant will not, and will not permit any Consolidated Subsidiary to, directly or indirectly, purchase or acquire any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or otherwise acquire any other interest in, any Affiliate of the Applicant (other than a Consolidated Subsidiary) (each of the foregoing, an “Affiliate Investment”), at any time that a Default or Event of Default has occurred and is continuing or, as a result of the making of such Affiliate Investment, would occur or would be deemed to occur pursuant to the next sentence. For purposes of determining whether a Default or Event of Default would be deemed to occur under Section 6.5 as a result of an Affiliate Investment, the applicable computations shall be made as if the Affiliate Investment were a dividend and did not result in the creation of any asset.
     Section 6.5. Leverage Ratio. The Applicant will not permit the ratio of (a) Consolidated Total Indebtedness at the end of any fiscal quarter, commencing with the fiscal quarter ended December 31, 2010, to (b) Consolidated Total Capitalization at the end of such fiscal quarter, to be greater than 0.70 to 1.0.
     Section 6.6. Amendments to Documents. The Applicant will not, and will not permit any Consolidated Subsidiary to, amend, modify or change, or consent or agree to any amendment, modification or change to, (a) prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.22, the Mortgage Indenture or the Twelfth Supplemental Indenture, or (b) the Indenture, the Loan Agreement, the Bonds or any other Related Document, in each case without the prior written consent of the Required Banks and any Issuing Bank affected thereby; provided, however, that (i) such consent shall not be required in connection with any amendment of the Mortgage Indenture for which the Mortgage Indenture does not require the consent of any bondholder, (ii) such consent shall not be unreasonably withheld with respect to any amendment of the Mortgage Indenture that has been approved by bondholders entitled to vote under the Mortgage Indenture who hold bonds in an aggregate principal amount greater than the principal amount of the Collateral Mortgage Bonds and (c) such consent shall not be required in connection with any amendment of the Indenture, the Loan Agreement or any Bonds to provide for a mandatory tender of the Bonds at any time when the Bonds are, prior to giving effect to such amendment, subject to mandatory redemption at a purchase price which does not exceed the applicable redemption price.
     Section 6.7. Release of Collateral under the Mortgage Indenture. Prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.22, the Applicant will not, and will not permit any of its Subsidiaries to, permit any asset (including any cash) to be released from the Lien of the Mortgage Indenture other than in accordance with the terms and provisions of the Mortgage Indenture.

     Section 6.8. Transactions with Affiliates. The Applicant will not, and will not permit any of the Consolidated Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates which are not Consolidated Subsidiaries, except, subject to Section 6.3 and the other terms and conditions contained in this Agreement and the other Credit Documents, (a) at prices and on terms and conditions (i) not less favorable to the Applicant or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) as approved by the ACC or the Federal Energy Regulatory Commission, (b) transactions between or among the Applicant and the Consolidated Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.4(a), (d) shared corporate or administrative services and staffing with Affiliates, including accounting, legal, human resources and treasury operations, provided on customary terms for similarly situated companies, (e) tax sharing arrangements on customary terms for similarly situated companies, (f) customary fees paid to members of the board of directors of the Applicant and the Consolidated Subsidiaries who are not officers of the Applicant or any Subsidiary and (g) transactions to acquire, either through asset purchases, mergers or purchases of Capital Stock, the business and operations of Southwest Energy Solutions, Inc.
     Section 6.9. Official Statement or Other Offering Document. The Applicant will not, and will not permit any of the Consolidated Subsidiaries to, include in any offering document for the Bonds any information concerning the Issuing Bank that is not supplied in writing, or otherwise approved, by the Issuing Bank expressly for inclusion therein.
     Section 6.10. Replacement of the Remarketing Agent. The Applicant will not cause or consent to the termination or replacement of the Remarketing Agent without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.
Article VII
Events of Default
     Section 7.1. Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:
          (a) the Applicant shall fail to pay any principal of any Reimbursement Obligation when due in accordance with the terms hereof; or the Applicant shall fail to pay any fees or interest on any Reimbursement Obligation, or any other amount payable hereunder or under any other Credit Document, within five (5) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or
          (b) any representation or warranty made or deemed made by the Applicant herein, in any other Credit Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) the Applicant shall default in the observance or performance of any agreement contained in Section 5.2, Section 5.3, Section 5.8 or Article VI of this Agreement; or
          (d) the Applicant shall default in the observance or performance of any other agreement contained in this Agreement, any other Credit Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice to the Applicant from the Administrative Agent or the Required Banks; or
          (e) (i) the Applicant or any Significant Subsidiary shall fail to make any payment of principal (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption (other than pursuant to provisions permitting the tendering of such Indebtedness from time to time for repurchase or redemption without regard to the occurrence or non-occurrence of any event or condition) or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or
          (f) (x) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Applicant or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Applicant or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (y) the Applicant or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the foregoing clause (x), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Applicant or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or (z) the Applicant or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
          (g) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

          (h) one or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 shall be rendered against the Applicant, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Applicant or any Significant Subsidiary to enforce any such judgment; or
          (i) any material provision of this Agreement or any other Credit Document to which the Applicant is a party shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Applicant, or the Applicant shall so assert in writing; or
          (j) any Change in Control shall occur; or
          (k) the Custodian Agreement shall for any reason, except to the extent permitted by the terms thereof, fail or cease to create valid and perfected Liens (to the extent purported to be granted by the Custodian Agreement and subject to the exceptions permitted thereunder) in any of the collateral purported to be covered thereby, provided, that such failure or cessation relating to any non-material portion of such collateral shall not constitute an Event of Default hereunder unless the same shall not have been corrected within thirty (30) days after the Applicant becomes aware thereof; or
          (l) prior to the release of the Collateral Mortgage Bonds pursuant to Section 9.22, (i) any Lien purported to be created under the Mortgage Indenture shall cease to be, or shall be asserted by the Applicant or any Consolidated Subsidiary not to be, a valid and perfected Lien on any collateral subject thereto, with the priority required by the Mortgage Indenture, except as a result of the sale or other disposition of any Mortgaged Property in a transaction permitted under the Credit Documents, or (ii) any Collateral Mortgage Bond shall for any reason (x) cease to be entitled to the benefits of the Mortgage Indenture or to be secured by a valid and perfected, Lien on the Mortgaged Property with the priority required by the Mortgage Indenture, equally and ratably with all other Mortgage Bonds, if any, outstanding under the Mortgage Indenture or (y) cease to be a legal, valid and binding obligation of the Applicant.
     Section 7.2. Remedies. Upon the occurrence of any Event of Default, the Administrative Agent may, and at the request of the Required Banks shall, exercise any one or more of the following rights and remedies in addition to any other remedies herein or by law provided:
          (a) by written notice to the Applicant require that the Applicant immediately (x) pledge Tax Exempt Obligations (as such term is defined in the Tax Agreement) or zero coupon United States Treasury Securities — State and Local Government Series in an amount equal to the Available Amount to the Administrative Agent for the benefit of the Banks as collateral security for the Obligations or (y) prepay to the Administrative Agent for the account of the Banks in immediately available funds in an amount equal to the Available Amount (such amounts to be held by the Administrative Agent for the benefit of the Banks as collateral security for the Obligations and invested either (I) in Tax Exempt Obligations (as such term is defined in the Tax Agreement) and in accordance with the provisions of the Tax Agreement or (II) in zero coupon United States Treasury Securities — State and Local Government Series), provided, however, that in the case of an Event of Default described in Section 7.1(f), such prepayment Obligations shall automatically become immediately due and payable without any notice (unless the coming due of such Obligations is waived by the Required Banks in writing);
          (b) by notice to the Applicant, declare all Obligations to be, and such amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Applicant, provided that upon the occurrence of an Event of Default under Section 7.1(f) hereof such acceleration shall automatically occur (unless such automatic acceleration is waived by the Required Banks in writing);
          (c) give notice of the occurrence of an Event of Default to the Trustee, directing the Trustee to effect a mandatory purchase of the Bonds pursuant to Section 7.04(c) of the Indenture, thereby causing the Letter of Credit to expire five (5) Business Days thereafter;
          (d) pursue any rights and remedies it may have under the Mortgage Indenture and any other Related Documents, including, without limitation, delivery of a notice demanding redemption of the Collateral Mortgage Bonds pursuant to clause (h) of Article II of the Twelfth Supplemental Indenture;
          (e) pursue all rights and remedies contained in Section 10.1(b) hereto;
          (f) in addition to other rights and remedies provided for herein or in the Custodian Agreement or otherwise available to any of them, as holder of the Pledged Bonds or otherwise, exercise all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time; or
          (g) pursue any other action available at law or in equity.
     Section 7.3. Remedies Cumulative. All remedies contained in this Agreement, any other Credit Document and any Related Document or by law afforded, including any remedies as subrogee, shall be cumulative and all shall be available to the Issuing Bank until the Obligations have been paid in full.
Article VIII
The Administrative Agent
     Section 8.1. The Agency. Each of the Banks and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto, and the Administrative Agent hereby accepts such appointment subject to the terms hereof.
     Section 8.2. The Administrative Agent Individually. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Applicant or any of its Subsidiaries or other Affiliates as if it were not the Administrative Agent hereunder.
     Section 8.3. Limitation of Liability. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated herein that the Administrative Agent is required to exercise in writing as directed by the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 9.9), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Applicant or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary under the circumstances as provided in Section 9.9),) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Applicant or a Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Related Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Related Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Related Document, (iv) the validity, enforceability, effectiveness or genuineness of any Related Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Related Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 8.4. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Applicant), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.5. Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 8.6. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Banks and the Applicant. Upon any such resignation, the Required Banks shall have the right, in consultation with the Applicant, to appoint a successor. If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Applicant to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Applicant and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Sections 9.3, 9.5 and 9.15 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Section 8.7. Non-Reliance on Administrative Agent. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or related agreement or any document furnished hereunder.
Article IX
Miscellaneous
     Section 9.1. No Deductions; Increased Costs; Break Funding Payments.
          (a) Except as otherwise required by law, each payment by the Applicant to the Administrative Agent or any Bank under this Agreement or any other Related Document shall be made without setoff or counterclaim and without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient imposed by any jurisdiction having control of such recipient) imposed by or within the jurisdiction in which the Applicant is domiciled, any jurisdiction from which the Applicant makes any payment hereunder, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Applicant shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Administrative Agent, the Issuing Bank or such Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Administrative Agent, the Issuing Bank or such Bank would have received had such withholding not been made. If the Administrative Agent, the Issuing Bank or any Bank pays any amount in respect of any such taxes, penalties or interest, the Applicant shall reimburse the Administrative Agent, the Issuing Bank or such Bank, as applicable, for that payment on demand in the currency in which such payment was made. If the Applicant pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Administrative Agent on or before the thirtieth day after payment.
          (b) (i) If any Change in Law shall:
     (1) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
     (2) impose on any Bank or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Advances or ABR Advances made by such Bank or the Letter of Credit or participation therein; or
     (3) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making or maintaining any Eurodollar Advance or ABR Advance (or of maintaining its obligation to make any such Advance) or to increase the cost to such Bank, the Issuing Bank or such other Recipient of participating in, issuing or maintaining the Letter of Credit or to reduce the amount of any sum received or receivable by such Bank, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Applicant will pay to such Bank, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
     (ii) If any Bank or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Bank’s or the Issuing Bank’s capital or on the capital of such Bank’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in the Letter of Credit held by, such Bank, or the Letter of Credit issued by the Issuing Bank, to a level below that which such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or the Issuing Bank’s policies and the policies of such Bank’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Applicant will pay to such Bank or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company for any such reduction suffered.
     (iii) A certificate of a Bank or the Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this subsection (b) shall be delivered to the Applicant and shall be conclusive absent manifest error. The Applicant shall pay such Bank or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (iv) Failure or delay on the part of any Bank or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or the Issuing Bank’s right to demand such compensation; provided, that the Applicant shall not be required to compensate a Bank or the Issuing Bank pursuant to this subsection (b) for any increased costs or reductions incurred more than 90 days prior to the date that such Bank or the Issuing Bank, as the case may be, notifies the Applicant of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (c) If any payment of principal of any Eurodollar Advance is made by the Applicant to or for the account of a Bank other than on the last day of the Interest Period applicable thereto, as a result of a payment or a conversion pursuant to Sections 2.3(d), 2.3(e) or 2.15, as a result of an Event of Default or for any other reason, or by an assignee or the Applicant to a Bank other than on the last day of the Interest Period for such Eurodollar Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.7 as a result of a demand by the Applicant pursuant to Section 9.7(a), the Applicant shall, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Eurodollar Advance.
     Section 9.2. Right of Setoff; Other Collateral
          (a) Upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time and from time to time without notice to the Applicant (any such notice being expressly waived by the Applicant), and to the fullest extent permitted by law, to setoff, to exercise any banker’s lien or any right of attachment and apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies at any time held and other indebtedness at any time owing by such Bank to or for the account of the Applicant (irrespective of the currency in which such accounts, monies or indebtedness may be denominated and such Bank is authorized to convert such accounts, monies and indebtedness into United States dollars) against any and all of the Obligations of the

Applicant, whether or not such Bank shall have made any demand for any amount owing to such Bank by the Applicant.
          (b) The rights of the Banks under this Section 9.2 are in addition to, in augmentation of, and, except as specifically provided in this Section 9.2, do not derogate from or impair, other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.
     Section 9.3. Indemnity; Expenses.
          (a) The Applicant shall indemnify and hold harmless the Administrative Agent, the Issuing Bank, each Bank, their respective affiliates and correspondents and each of their respective directors, officers, employees, advisors and agents (each such party, an “Indemnified Person”) from and against any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including expert witness fees and reasonable legal fees, charges and disbursements of any counsel (including in-house counsel fees and allocated costs) for any Indemnified Person (“Costs”), arising out of, in connection with, or as a result of: (i) the Letter of Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender, or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with the Letter of Credit; (iii) any action or proceeding arising out of or in connection with the Letter of Credit, this Agreement or any Related Document (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under the Letter of Credit, or for the wrongful dishonor of or honoring a presentation under the Letter of Credit; (iv) any independent undertakings issued by the beneficiary of the Letter of Credit; (v) any unauthorized communication or instruction (whether oral, telephonic, written, telegraphic, facsimile or electronic) (each an “Instruction”) (x) received pursuant to the express terms of the Letter of Credit or (y) any other Instruction regarding the Letter of Credit or error in computer transmission that the Indemnified Party reasonably believed to be authorized; (vi) an adviser, confirmer or other nominated person that was not authorized by the Issuing Bank seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of proceeds of the Letter of Credit; (viii) the fraud, forgery or illegal action of parties other than the Indemnified Person; (ix) the enforcement against the Applicant of this Agreement or any rights or remedies under or in connection with this Agreement, a Related Document or the Letter of Credit; (x) the Administrative Agent’s or the Issuing Bank honoring any presentation upon or during the continuance of any Event of Default or for which the Applicant is unable or unwilling to make any payment to the Administrative Agent, the Issuing Bank or any Bank as required under this Agreement or any Related Document; (xi) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Person; or (xii) the use of the proceeds of any LC Disbursement, in each case, including that resulting from the Administrative Agent’s, the Issuing Bank’s or such Indemnified Person’s own negligence, provided, however, that such indemnity shall not be available to any Person claiming indemnification under (i) through (x) above to the extent that such Costs are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Indemnified Person claiming indemnity. If and to the extent that the obligations of Applicant under this paragraph are unenforceable for any reason, Applicant shall make the maximum contribution to the Costs permissible under applicable law. This Section 9.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
          (b) To the extent that the Applicant fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) of this Section 9.3, each Bank severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Bank’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
          (c) The Applicant shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of the Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Bank (which, in the case of the Banks (other than JPMorgan) shall be limited to one counsel and, if reasonably necessary, one regulatory counsel and one local counsel in any relevant jurisdiction and additional counsel if, in the opinion of any Bank, representation by all Banks by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Credit Document, including its rights under this Section, or in connection with the Liquidity Advances made hereunder or the Letter of Credit, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Liquidity Advances or the Letter of Credit.
     Section 9.4. Obligations Absolute. The obligations of the Applicant under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation: (i) any lack of validity, enforceability or legal effect of this Agreement or any Related Document, or any term or provision herein or therein; (ii) payment against presentation of any draft, demand or claim for payment under the Letter of Credit or other document presented for purposes of drawing under the Letter of Credit (a “Drawing Document”) that does not comply in whole or in part with the terms of the Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of the Letter of Credit; (iii) the

Administrative Agent or any Bank or any of their respective branches or affiliates being the beneficiary of the Letter of Credit; (iv) the Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under the Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that the Applicant or any other Person may have at any time against any beneficiary, any assignee of proceeds, the Administrative Agent, any Bank or any other Person; (vi) the Issuing Bank or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not the Applicant shall have reimbursed the Issuing Bank for such drawing); and (vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing, that might, but for this paragraph, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Applicant’s obligations hereunder (whether against the Administrative Agent, any Bank, the beneficiary or any other Person); provided, however, that subject to Section 9.5 hereof, the foregoing shall not exculpate the Issuing Bank from such liability to the Applicant as may be finally judicially determined in an independent action or proceeding brought by the Applicant against the Issuing Bank following payment of the Applicant’s obligations under this Agreement.
     Section 9.5. Liability of the Issuing Bank.
          (a) The liability of the Issuing Bank (or any other Indemnified Person) under, in connection with and/or arising out of this Agreement, any Related Document or the Letter of Credit (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages suffered by the Applicant that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation that does not at least substantially comply with the Letter of Credit, (ii) failing to honor a presentation that strictly complies with the Letter of Credit or (iii) retaining Drawing Documents presented under the Letter of Credit. In no event shall the Issuing Bank be deemed to have failed to act with due diligence or reasonable care if the Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Applicant’s aggregate remedies against the Issuing Bank (or any other Indemnified Person) for wrongfully honoring a presentation under the Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Applicant to the Issuing Bank in respect of an honored presentation under the Letter of Credit, plus interest. Notwithstanding anything to the contrary herein, the Issuing Bank and the other Indemnified Persons shall not, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether the Issuing Bank or any Indemnified Person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed. The Applicant shall take action to avoid and mitigate the amount of any damages claimed against the Issuing Bank or any Indemnified Person, including by enforcing its rights in the underlying transaction. Any claim by the Applicant for damages under or in connection with this Agreement, any Related Document or the Letter of Credit shall be reduced by an amount equal to the sum of (i) the amount saved by the Applicant as a result of the breach or alleged wrongful conduct and (ii) the amount of the loss that would have been avoided had the Applicant mitigated damages.
          (b) [Reserved].

          (c) Without limiting any other provision of this Agreement, the Issuing Bank and each other Indemnified Person (if applicable), shall not be responsible to the Applicant for, and the Issuing Bank’s rights and remedies against the Applicant and the Applicant’s obligation to reimburse the Issuing Bank shall not be impaired by: (i) honor of a presentation under the Letter of Credit which on its face substantially complies with the terms of the Letter of Credit; (ii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under the Letter of Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under the Letter of Credit or of any Drawing Documents; (v) disregard of any non-documentary conditions stated in the Letter of Credit; (vi) acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (viii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person (other than the gross negligence or willful misconduct of the Issuing Bank or any other Bank as determined by a final non-appealable judgment by a court of competent jurisdiction); (x) any breach of contract between the beneficiary and the Applicant or any of the parties to the underlying transaction; (xi) assertion or waiver of any provision of the ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice; (xiii) dishonor of any presentation for which the Applicant is unable or unwilling to reimburse or indemnify the Issuing Bank (provided that the Applicant acknowledges that if the Issuing Bank shall later be required to honor the presentation, the Applicant shall be liable therefore in accordance with Article II hereof); and (xiv) acting or failing to act as required or permitted under Standard Letter of Credit Practice. For purposes of this Section 9.5(c), “Good Faith” means honesty in fact in the conduct of the transaction concerned.
          (d) The Applicant shall notify the Administrative Agent and the Issuing Bank of (i) any noncompliance with any Instruction, any other irregularity with respect to the text of the Letter of Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within five (5) Business Days of the Applicant’s receipt of a copy of the Letter of Credit or amendment and (ii) any objection the Applicant may have to the Issuing Bank’s honor or dishonor of any presentation under the Letter of Credit or any other action or inaction taken or proposed to be taken by the Issuing Bank under or in connection with this Agreement or the Letter of Credit, within five (5) Business Days after the Applicant receives notice of the objectionable action or inaction. The failure to so notify the Issuing Bank within said times shall discharge the Issuing Bank from any loss or liability that the Issuing Bank could have avoided or mitigated had it received such notice, to the extent that the Issuing Bank could be held liable for damages hereunder; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicant to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicant to the extent permitted by applicable law) suffered by the Applicant that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under the Letter of Credit comply with the terms thereof; provided, further, that, if the Applicant shall not provide such notice to the Issuing Bank within fifteen (15) Business Days of the date of receipt, the Issuing Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and the Applicant shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against Issuing Bank.
     Section 9.6. Participants. Any Bank may at any time grant to one or more financial institutions (each a “Participant”) participating interests in the Letter of Credit. In the event of any such grant by any Bank of a participating interest to a Participant, whether or not upon notice to the Applicant, the Issuing Bank and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Applicant, the Issuing Bank and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Applicant hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement.
     Section 9.7. Assignment and Assumption.
          (a) Subject to the conditions set forth in paragraph (b) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and participations in the Letter of Credit at the time owned by it) with the prior written consent of:
          (i) the Applicant (such consent not to be unreasonably withheld), provided that no consent of the Applicant shall be required either (x) if an Event of Default has occurred and is continuing or (y) for an assignment to a Bank, an Affiliate of a Bank or an Approved Fund;
          (ii) the Administrative Agent (such consent not to be unreasonably withheld); and
          (iii) the Issuing Bank.
          (b) Assignments shall be subject to the following additional conditions:
          (i) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment, the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Applicant and the Administrative Agent otherwise consent, provided that no such consent of the Applicant shall be required if an Event of Default has occurred and is continuing;
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;
          (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (iv) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent.
          For the purposes of this Section 9.7(b), the term “Approved Fund” has the following meaning:
          ”Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
          (c) Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, except its obligations under Section 9.20 and 9.21 (and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 9.1, 9.3 and 9.15 as to any event occurring prior to such assignment). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 9.7 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 9.6.
          (d) The Administrative Agent, acting for this purpose as an agent of the Applicant, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Applicant, the Administrative Agent, the Issuing Bank and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Applicant, the Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.2(b), 2.5 or 9.3(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
     Section 9.8. Survival of this Agreement. All covenants, agreements, representations and warranties made in this Agreement shall survive the issuance by the Issuing Bank of the Letter of Credit and shall continue in full force and effect so long as the Letter of Credit shall be unexpired or any Obligations, other than any Obligations pursuant to Sections 9.1, 9.3 or 9.15, shall be outstanding and unpaid after the termination of this Agreement. The obligation of the Applicant to reimburse the Administrative Agent and the Banks pursuant to Sections 9.1, 9.3 and 9.15 hereof and the obligations of the parties pursuant to Sections 9.20 and 9.21 hereof shall survive the payment of the Bonds and termination of this Agreement.
     Section 9.9. Modification of this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Administrative Agent, the Required Banks and the Applicant and no amendment, modification or waiver of any provision of the Letter of Credit, and no consent to any departure by the Applicant therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuing Bank. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Applicant in any case shall entitle the Applicant to any other or further notice or demand in the same, similar or other circumstances. Notwithstanding the foregoing, no such amendment, modification or waiver shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce or forgive the principal amount of any LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Bank affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the Stated Expiration Date, without the written consent of each Bank affected thereby, (iv) change Section 2.5(b) in a manner that would alter the manner in which payments are shared, without the written consent of each Bank, or (v) change any of the provisions of this Section or the definition of “Required Banks” required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.
     Section 9.10. Waiver of Rights by the Banks. No course of dealing or failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under the Letter of Credit or this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right or privilege. The rights of the Issuing Bank under the Letter of Credit and the rights of the Administrative Agent, the Issuing Bank and the Banks under this Agreement are cumulative and not exclusive of any rights or remedies that the Administrative Agent, the Issuing Bank or the Banks would otherwise have.
     Section 9.11. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 9.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
     Section 9.13. Notices.
          (a) Any communication or notice to be given hereunder will be duly given when delivered in writing or by telecopy to a party at its address as indicated below or such other address as such party may specify in a notice to each other party hereto. A communication or notice given pursuant to this Section 9.13 shall be addressed:

If to JPMorgan, to	JPMorgan Chase Bank, N.A.
10 S Dearborn St.
Mail code IL1-0090
Chicago, IL 60603
Facsimile No.: (312) 732-1762
Telephone No.: (312) 732-1838
Email: nancy.r.barwig@jpmorgan.com

Attention: Nancy Barwig

With a copy to the	JPMorgan Chase Bank, N.A.

Administrative Agent:	10 S. Dearborn St.
Mail Code IL1-0874
Chicago, IL 60603
Facsimile No.: (312) 325-3238
Telephone No.: (312) 325-3150
Email: lisa.tverdek@jpmorgan.com

Attention: Lisa Tverdek

With a copy to the Issuing	JPMorgan Chase Bank, N.A.
Bank, Standby Letter of	300 South Riverside Plaza
Credit Unit:	Mail Code IL1-0236
Standby Letter of Credit Unit
Chicago, IL 60606-0236
Facsimile No.: (312) 954-6163
Telephone No.: (800) 634-1969, Option 1

Attention: Standby Service Unit

If to the Applicant, to	Tucson Electric Power Company
One South Church Avenue
Tucson, Arizona 85701
Facsimile No.: (520) 884-3612
Telephone No.: (520) 884-3614

Attention: Treasurer

If to the Trustee, to	U.S. Bank Trust National Association
100 Wall Street, Suite 1600
New York, New York 10005
Facsimile No.: (212) 809-4993
Telephone No.: (212) 361-2505

Attention: Vice President
If to any other Bank, to its address or facsimile number set forth on Schedule 9.13 hereto.
          (b) Unless otherwise provided to the contrary herein, any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by telecopy.
          (c) Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures mutually agreed upon by the Administrative Agent and the Applicant. The Administrative Agent or the Applicant may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 9.14. Successors and Assigns. Whenever in this Agreement any Bank is referred to, such reference shall be deemed to include the successors and assigns of such Bank and all covenants, promises and agreements by or on behalf of the Applicant which are contained in this Agreement shall inure to the benefit of such successors and assigns. The rights and duties of the Applicant hereunder, however, may not be assigned or transferred, except as specifically provided in this Agreement or with the prior written consent of the Administrative Agent and each Bank, and all obligations of the Applicant hereunder shall continue in full force and effect notwithstanding any assignment by the Applicant of any of its rights or obligations under any of the Related Documents or any entering into, or consent by the Applicant to, any supplement or amendment to any of the Related Documents.
     Section 9.15. Withholding of Taxes; Gross-Up.
          (a) Each payment by the Applicant under this Agreement or any Related Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Applicant shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding had been made.
          (b) Payment of Other Taxes by the Applicant. The Applicant shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Applicant to a Governmental Authority, the Applicant shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (d) Indemnification by the Applicant. The Applicant shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement and the Related Documents (including amounts paid or payable under this Section 9.15(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 9.15(d) shall be paid within 10 days after the Recipient delivers to the Applicant a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

          (e) Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Applicant has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Applicant to do so) attributable to such Bank that are paid or payable by the Administrative Agent in connection with this Agreement or any Related Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 9.15(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Bank a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
          (f) Status of Banks. (i) Any Bank that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or any Related Document shall deliver to the Applicant and the Administrative Agent, at the time or times reasonably requested by the Applicant or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Applicant or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Bank, if requested by the Applicant or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Applicant or the Administrative Agent as will enable the Applicant or the Administrative Agent to determine whether or not such Bank is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 9.15(f)(ii)(1) through (5) below) shall not be required if in the Bank’s judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Bank. Upon the reasonable request of such Applicant or the Administrative Agent, any Bank shall update any form or certification previously delivered pursuant to this Section 9.15(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Bank, such Bank shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Applicant and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
          (ii) Without limiting the generality of the foregoing, if the Applicant is a U.S. Person, any Bank with respect to such Applicant shall, if it is legally eligible to do so, deliver to such Applicant and the Administrative Agent (in such number of copies reasonably requested by such Applicant and the Administrative Agent) on or prior to the date on which such Bank becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
     (1) in the case of a Bank that is a U.S. Person, IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

     (2) in the case of a Non-U.S. Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Related Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Related Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (3) in the case of a Non-U.S. Bank for whom payments under this Agreement or any Related Document constitute income that is effectively connected with such Bank’s conduct of a trade or business in the United States, IRS Form W-8ECI;
     (4) in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (x) IRS Form W-8BEN and (y) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Bank is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Applicant within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
     (5) in the case of a Non-U.S. Bank that is not the beneficial owner of payments made under this Agreement or any Related Document (including a partnership or a participating Bank) (x) an IRS Form W-8IMY on behalf of itself and (y) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Bank; provided, however, that if the Bank is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Bank may provide a U.S. Tax Certificate on behalf of such partners; or
     (6) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Applicant or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
          (iii) If a payment made to a Bank under this Agreement or any Related Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 9.15(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          (g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.15 (including additional amounts paid pursuant to this Section 8.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made by the Applicant under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund. Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 9.15(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 9.15(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 9.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
     Section 9.16. Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
     Section 9.17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all taken together to constitute one instrument.
     Section 9.18. Entire Agreement. This Agreement constitute the entire understanding of the parties with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
     Section 9.19. Government Regulations.
          (a) Applicant shall (i) ensure that (1) no Person who owns a controlling interest in or otherwise controls the Applicant and (2) no Subsidiary of the Applicant, in each case, is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Orders, that prohibits or limits the Banks from making any advance or extension of credit to Applicant or from otherwise conducting business with Applicant and (ii) ensure that the Bond proceeds shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto. Further, Applicant shall comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended. Applicant agrees to provide documentary and other evidence of Applicant’s identity as may be requested by any Bank at any time to enable such Bank to verify Applicant’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
          (b) Submission to Jurisdiction; Waiver of Jury Trial. Each party hereto hereby submits to the nonexclusive jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York, State of New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Related Documents or the transactions contemplated hereby or thereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Related Document or the transactions contemplated thereby.
     Section 9.20. Confidentiality. The Administrative Agent and each Bank agree (on behalf of themselves and each of their Affiliates, directors, officers, employees and representatives) to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Applicant or any Subsidiary in connection with this Agreement and neither the Administrative Agent, any Bank nor any of their Affiliates, directors, officers, employees and representatives shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Bank, or (b) was or becomes available on a non-confidential basis from a source other than the Applicant, provided that such source is not bound by a confidentiality agreement with the Applicant known to the Administrative Agent or affected Bank; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process; (ii) to counsel for the Administrative Agent or any Bank; (iii) to bank examiners, auditors or accountants; (iv) to the Administrative Agent or any other Bank; (v) by the Administrative Agent or any Bank to an Affiliate thereof who is bound by this Section 9.21; provided that any such information delivered to an Affiliate shall be for the purposes related to the extension of credit represented by this Agreement and the administration and enforcement thereof and for no other purpose; (vi) in connection with any litigation relating to enforcement of the Related Documents or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first enters into a confidentiality agreement with the respective Bank. Each Bank and the Administrative Agent agree, unless specifically prohibited by applicable law or court order, to notify the Applicant of any request for disclosure of any such non-public information (x) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of your financial condition by such Governmental Authority) or (y) pursuant to legal process.

     Section 9.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Related Document or any syndication of the credit facility provided hereunder), the Applicant acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Applicant and its Affiliates, on the one hand, and the Administrative Agent and its Affiliates, on the other hand, (B) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Related Documents; (ii) (A) the Administrative Agent and the Applicant each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any other party hereto, any Affiliates of any other party hereto, or any other Person and (B) none of the Administrative Agent or the Applicant has any obligation to each other or to their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Related Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Applicant and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Applicant or its Affiliates. To the fullest extent permitted by law, the Administrative Agent and the Applicant hereby waive and release any claims that they may have against each other with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each of the Administrative Agent and the Banks acknowledge and agree that it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.
          Section 9.22. Release of Collateral Mortgage Bonds. In the event that (a) the Senior Unsecured Debt is rated BBB or higher by S&P and Baa2 or higher by Moody’s, or (b) the Administrative Agent has received written confirmation from S&P and Moody’s that upon the release and surrender of the Collateral Mortgage Bonds by the Administrative Agent, the Senior Unsecured Debt will be rated BBB or higher by S&P and Baa2 or higher by Moody’s, then the Administrative Agent shall, upon its receipt of written notice from the Applicant, so long as no Default or Event of Default has occurred and is continuing, promptly release and surrender to or upon the order of the Applicant all Collateral Mortgage Bonds then held by the Administrative Agent.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Bank
By:	/s/ Nancy R. Barwig
	Name:	Nancy R. Barwig
	Title:	Credit Executive

Signature Page to Reimbursement Agreement
(Tucson Electric Power Company)

Commitment $37,152,465.75	JPMORGAN CHASE BANK, N.A., as a Bank
	By:	/s/ Nancy R. Barwig
		Name:	Nancy R. Barwig
		Title:	Credit Executive

Signature Page to Reimbursement Agreement
(Tucson Electric Power Company)

TUCSON ELECTRIC POWER COMPANY, as Applicant
By:	/s/ Kentton C. Grant
	Name:	Kentton C. Grant
	Title:	Vice President and Treasurer

Signature Page to Reimbursement Agreement
(Tucson Electric Power Company)

SCHEDULE 9.13
BANK NOTICE ADDRESSES
JPMorgan Chase Bank, N.A.
10 S Dearborn St.
Mail code IL1-0090
Chicago, IL 60603
Facsimile No.: (312) 732-1762
Telephone No.: (312) 732-1838
Email: nancy.r.barwig@jpmorgan.com
Attention:   Nancy Barwig
With a copy to:
JPMorgan Chase Bank, N.A.
10 S. Dearborn St.
Mail Code IL1-0874
Chicago, IL 60603
Facsimile No.: (312) 325-3238
Telephone No.: (312) 325-3150
Email: lisa.tverdek@jpmorgan.com
Attention:   Lisa Tverdek

EXHIBIT A
FORM OF LETTER OF CREDIT
[Attached]

EXHIBIT B
[Reserved].

EXHIBIT C-1
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)
          Reference is hereby made to the Reimbursement Agreement, dated as of December 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among Tucson Electric Power Company (the “Applicant”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
          Pursuant to the provisions of Section 9.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the [Letter of Credit(s)] (as well as any [Note(s)] evidencing such [Letter of Credit(s)]) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished the Administrative Agent and the Applicant with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicant and the Administrative Agent and (2) the undersigned shall have at all times furnished the Applicant and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.
[NAME OF BANK]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-2
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Banks That Are Partnerships For U.S. Federal Income Tax Purposes)
          Reference is hereby made to the Reimbursement Agreement, dated as of December 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among Tucson Electric Power Company (the “Applicant”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
          Pursuant to the provisions of Section 9.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the [Letter of Credit(s)] (as well as any [Note(s)] evidencing such [Letter of Credit(s)]) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such [Letter of Credit(s)] (as well as any [Note(s)] evidencing such [Letter of Credit(s)]), (iii) with respect to the extension of credit pursuant to the Reimbursement Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
          The undersigned has furnished the Administrative Agent and the Applicant with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicant and the Administrative Agent and (2) the undersigned shall have at all times furnished the Applicant and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.
[NAME OF BANK]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-3
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
          Reference is hereby made to the Reimbursement Agreement, dated as of December 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among Tucson Electric Power Company (the “Applicant”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
          Pursuant to the provisions of Section 9.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished its participating Bank with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.
[NAME OF BANK]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-4
FORM OF U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
          Reference is hereby made to the Reimbursement Agreement, dated as of December 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), among Tucson Electric Power Company (the “Applicant”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
          Pursuant to the provisions of Section 9.15 of the Reimbursement Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Applicant within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Applicant as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
          The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Reimbursement Agreement and used herein shall have the meanings given to them in the Reimbursement Agreement.
[NAME OF BANK]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D
FORM OF BOND DELIVERY AGREEMENT

EXHIBIT E
FORM OF CUSTODIAN AGREEMENT

EXHIBIT F
FORM OF TWELFTH SUPPLEMENTAL INDENTURE

ANNEX I
PRICING GRID
The “Applicable Margin” and the “LC Fee Margin” for any day are the respective annual percentage rates set forth below in the applicable row under the column corresponding to the Status that exists on such day:

	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6
	≥A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Ba1	≤BB/Ba2
Applicable Margin — Eurodollar Advances	1.25%	1.50%	1.75%	2.00%	2.50%	3.00%
Applicable Margin — ABR Advances	0.25%	0.50%	0.75%	1.00%	1.50%	2.00%
LC Fee Margin	1.25%	1.50%	1.75%	2.00%	2.50%	3.00%
          For purposes of this Pricing Grid, the following terms have the following meanings:
          “Level 1 Status” exists at any date if, at such date, the Index Debt is rated either A- or higher by S&P or A3 or higher by Moody’s.
          “Level 2 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) Level 1 Status does not exist.
          “Level 3 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) neither Level 1 Status nor Level 2 Status exists.
          “Level 4 Status” exists at any date if, at such date (i) the Index Debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status or Level 3 Status exists.
          “Level 5 Status” exists at any date if, at such date (i) the Index Debt is rated either BB+ or higher by S&P or Ba1 or higher by Moody’s and (ii) none of Level 1 Status, Level 2 Status, Level 3 Status or Level 4 Status exists.
          “Level 6 Status” exists at any date if, at such date, no other Status exists.
          “Status” refers to the determination of which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status, Level 5 Status or Level 6 Status exists at any date.

          Notwithstanding the foregoing, if the Index Debt is split-rated and the ratings differential is two or more ratings levels, the Status shall be determined assuming that (a) the higher rating is equal to the midpoint of the two ratings (e.g., for a split rating of BBB+/Baa3, BBB is the midpoint and will be deemed to be the higher rating, and for a split rating of BB/Baa1, Baa3 is the midpoint and will be deemed to be the higher rating) or (b) if there is no exact midpoint, the higher rating is equal to the higher of the two middle intermediate ratings (e.g., for a split rating of BBB+/Ba1, BBB is the higher of the two middle intermediate ratings and will be deemed to be the higher rating, and for a split rating of BB/Baa2, Baa3 is the higher of the two middle intermediate ratings and will be deemed to be the higher rating).
          If at any time the Index Debt is unrated by both Moody’s and S&P, Level 6 Status shall exist; provided that if the reason that there is no such Moody’s rating or S&P rating results from Moody’s or S&P, as the case may be, ceasing to issue debt ratings generally, then the Applicant and the Administrative Agent may select another nationally-recognized rating agency to substitute for Moody’s or S&P, as applicable, for purposes of this Pricing Schedule (and all references herein to Moody’s or S&P, as applicable, shall refer to such substitute rating agency), and until a substitute nationally-recognized rating agency is so selected the Status shall be determined by reference to the rating most recently in effect prior to such cessation; and provided, further, that if the Index Debt is rated by only one of Moody’s or S&P, the Status shall be determined by reference to the rating of such Rating Agency.
          The Applicable Margin and LC Fee Margin shall be increased or decreased in accordance with the foregoing Pricing Grid upon any change in the applicable ratings of the Index Debt. The ratings of the Index Debt in effect at any date are those in effect at the close of business on such date.